UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
First Internet Bancorp
(Name of Registrant as Specified In Its Charter)
___________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

March 27, 2026
DEAR FELLOW SHAREHOLDER,
It is my pleasure to invite you to attend the 2026 Annual Meeting of Shareholders of First Internet Bancorp on Monday, May 18, 2026 at 1:00 p.m. Eastern Time, which will be hosted virtually via the Internet at www.virtualshareholdermeeting.com/INBK2026. At the meeting, you will be able to vote your shares electronically on the business items listed in the notice of the meeting and submit your questions.
We are again furnishing our proxy materials to our shareholders primarily over the Internet. We believe that this e-proxy process expedites shareholders’ receipt of proxy materials, helps keep our costs low and reduces the environmental impact of our annual meeting. On or about March 27, 2026, a Notice of Internet Availability of Proxy Materials will be mailed to our shareholders containing instructions on how to access our proxy statement, annual report and any related materials and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can elect to receive a paper copy of the proxy statement, annual report and any related materials.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,
YOUR VOTE IS IMPORTANT. PLEASE VOTE PROMPTLY.
You may vote your shares via a toll-free telephone number or over the Internet. If you receive a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding available methods of voting are contained in the Notice of Internet Availability of Proxy Materials, the proxy statement and the proxy card. If you attend the meeting, you may vote electronically, provided that you comply with the requirements summarized in the proxy statement.

Sincerely,

DAVID B. BECKER
Chairman and Chief Executive Officer

8701 E. 116th Street, Fishers, Indiana 46038 • (317) 532-7900
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 18, 2026
The 2026 Annual Meeting of Shareholders of First Internet Bancorp will be held virtually via the Internet at www.virtualshareholdermeeting.com/INBK2026, at 1:00 p.m. Eastern Time on Monday, May 18, 2026, for the following purposes:
•To elect eight directors to serve until the next annual meeting of shareholders;
•To approve, in an advisory (non-binding) vote, the compensation paid to our named executive officers;
•To ratify the appointment of Forvis Mazars, LLP as our independent registered public accounting firm for 2026; and
•To transact such other business as may properly come before the meeting or any adjournments thereof.
Only shareholders of record as of the close of business on March 20, 2026 are entitled to notice of and to vote at the annual meeting or any adjournments thereof. In the event there are not sufficient votes for approval of one or more of the above matters at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of proxies.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held May 18, 2026
Copies of the notice of annual meeting of shareholders, this proxy statement and the 2025 annual report are each available at www.firstinternetbancorp.com.
Your vote is important, regardless of the number of shares you own. If you do not attend the meeting to vote electronically, your vote will not be counted unless a proxy representing your shares is voted at the meeting. To ensure that your shares will be voted at the meeting, please vote in one of these ways:
•Go to the website noted on your proxy card or the Notice of Internet Availability of Proxy Materials and vote via the Internet;
•If you receive a printed copy of the proxy materials by mail, use the toll-free telephone number shown on your proxy card;
•If you receive a printed copy of the proxy materials by mail, mark, sign, date and promptly return your proxy card in the envelope provided, which requires no additional postage if mailed in the U.S.; and
•If you attend the meeting, you may revoke any previously-submitted proxy and vote electronically.

By order of the Board of Directors,
Nicole S. Lorch
President, Chief Operating Officer and Corporate Secretary
Fishers, Indiana
March 27, 2026

2026 ANNUAL MEETING	i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The statements included in this proxy statement, including in the section entitled “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Business Highlights”, regarding future financial performance, results of operations, expectations, plans, strategies, goals, priorities and other statements that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based upon current beliefs, expectations and assumptions and are subject to significant risks, uncertainties and changes in circumstances that could cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks, uncertainties and changes in circumstances that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025. Readers of this proxy statement are cautioned not to rely on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. To the extent permitted by applicable law, we expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ii	FIRST INTERNET BANCORP

8701 E. 116th Street, Fishers, Indiana 46038 • (317) 532-7900
PROXY STATEMENT
FOR 2026 Annual Meeting of Shareholders
to be held at 1:00 p.m. Eastern Time on Monday, May 18, 2026
This proxy statement and the accompanying form of proxy are being furnished to the holders of common stock of First Internet Bancorp (the “Company,” “we,” “our,” or “us”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) for the 2026 Annual Meeting of Shareholders to be held virtually via the Internet at 1:00 p.m. Eastern Time on Monday, May 18, 2026, and at any adjournments thereof. This proxy statement and the accompanying form of proxy, or a Notice of Internet Availability of Proxy Materials, are being mailed to our shareholders on or about March 27, 2026.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
What matters will be voted on at the meeting?
There are three substantive matters to be voted on at the meeting, as follows:

PROPOSAL		BOARD VOTE RECOMMENDATION	ADDITIONAL DETAIL
Proposal 1:	Election of eight directors to serve until the next annual meeting of shareholders	FOR each nominee	Page 9
Proposal 2:	Advisory vote to approve compensation paid to our named executive officers, also referred to as a “say-on-pay” vote	FOR	Page 42
Proposal 3:	Ratification of the appointment of Forvis Mazars, LLP as our independent registered public accounting firm for 2026	FOR	Page 44
Why did shareholders receive a Notice of Internet Availability of Proxy Materials?
All of our shareholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice”) containing information on the availability of our proxy materials on the Internet, unless they previously requested a printed copy of the proxy materials. Shareholders will not receive a printed copy of our proxy materials unless they request the materials in the manner described in the Notice. The Notice explains how to access and review this proxy statement and our annual report for the year ended December 31, 2025, and how you may vote by proxy.
What is a proxy?
A proxy is your legal designation of another person to vote on your behalf. By voting over the Internet, by telephone or, if you receive a printed copy of the proxy materials, by completing and returning a proxy card, you are giving the persons named, David B. Becker and Kenneth J. Lovik, the authority to vote your shares in the manner you indicate.
Who is qualified to vote?
Shareholders of record as of the close of business on March 20, 2026 are entitled to vote at the annual meeting or any adjournments thereof. As of March 20, 2026, we had 8,716,662 shares of our common stock outstanding, each of which is entitled to one vote for each director nominee and one vote on each other item of business properly brought before the meeting.

2026 ANNUAL MEETING	1

How many shares must be present to hold the meeting?
The presence in person (including virtually) or by proxy of the holders of a majority of the outstanding shares entitled to vote at the annual meeting, or 4,358,331 shares, is necessary to constitute a quorum for the transaction of business.
What is the difference between a “SHAREHOLDER OF RECORD” and a “STREET NAME” holder?
These terms describe how your shares are held. You are a “SHAREHOLDER OF RECORD” if your shares are registered directly in your name with our transfer agent, Computershare. You are a “STREET NAME” holder if your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian.
How do I vote my shares?
If you are a “SHAREHOLDER OF RECORD,” then you have several choices. You can vote your shares by proxy (i) over the Internet; (ii) by telephone; or (iii) if you receive a printed copy of the proxy card, by marking, signing, dating and mailing your proxy card. You will need to have the Notice or, if you received a printed copy of the proxy materials, your proxy card, available when voting over the Internet or by telephone. Please refer to the specific instructions set forth on the Notice or proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a shareholder. If you vote over the Internet or by telephone, you do not need to return a proxy card. If you hold your shares in “STREET NAME,” then your broker, bank, trustee or other nominee will provide you with materials and instructions for voting your shares.
What do I need to do to attend the meeting and how do I vote my shares electronically?
We intend to hold our annual meeting virtually via the Internet, which you may access at www.virtualshareholdermeeting.com/INBK2026. Only shareholders who owned our common stock as of the close of business on March 20, 2026 will be entitled to attend the meeting.
•If you are a "SHAREHOLDER OF RECORD," you may vote your shares electronically and ask questions at the meeting by following the instructions provided on the Notice or, if you received a printed copy of the proxy materials, your proxy card, to log into www.virtualshareholdermeeting.com/INBK2026. To participate in the annual meeting, you will need the 16-digit control number provided on the Notice or your proxy card.
•If your shares are held in "STREET NAME," you may receive a voting instruction form with a 16-digit control number that will allow you to log into www.virtualshareholdermeeting.com/INBK2026, vote your shares electronically and ask questions. We encourage you to confirm the correct process for accessing the meeting with your broker, bank, trustee or other nominee in advance. If you do not receive a 16-digit control number on your voting instruction form, you must request a legal proxy from your broker, bank, trustee or other nominee that holds your shares. Please follow the instructions from your broker, bank, trustee or other nominee or contact your broker, bank, trustee or other nominee to request a proxy form.
Even if you currently plan to attend the meeting, we recommend that you vote by proxy, either via the Internet, by telephone or by mail, so that your vote will be counted if you later decide not to attend the meeting.
Can I vote electronically at the meeting?
If you are a "SHAREHOLDER OF RECORD," then you may vote your shares electronically at the meeting.
If you hold your shares in "STREET NAME," then you must obtain a legal proxy from your broker, bank, trustee or other nominee, giving you the right to vote your shares electronically at the meeting.

2	FIRST INTERNET BANCORP

What vote is required for each of the proposals to be approved?
For Proposal 1, the directors receiving a plurality of the votes cast FOR will be elected. Each of Proposals 2 and 3 will be approved if the proposal receives more votes FOR than AGAINST.
Abstentions will have no effect on the outcome of any proposal. If your shares are held in street name, and you do not provide your broker with voting instructions, your broker has the discretion to vote your shares for or against Proposal 3, the ratification of the appointment of our independent registered public accounting firm for 2026, and not any of the other proposals. If your broker does not have discretion to vote your shares without your instructions, this is referred to as a “broker non-vote.” Because there is at least one matter on which the shares underlying broker non-votes can be voted, shares underlying broker non-votes will be counted as present for purposes of determining quorum, but they will not be counted as votes cast on, and will have no effect on the outcome of, the remaining proposals.
What can I do if I change my mind after I submit my proxy?
If you are a “SHAREHOLDER OF RECORD,” you may revoke your proxy at any time before it is voted at the meeting by: (1) sending a written notice of the revocation to our Secretary at 8701 E. 116th Street, Fishers, Indiana 46038 that is received prior to the meeting, (2) submitting a later-dated proxy via the Internet or by mail, or (3) by attending the meeting and voting your shares electronically. If your shares are held in “STREET NAME,” you may submit new voting instructions by contacting your broker, bank, trustee or other nominee holder. You also may vote electronically at the annual meeting if you obtain a legal proxy as described above.
How would my shares be voted if I do not specify how they should be voted?
If you submit a signed proxy without indicating how you want your shares to be voted, the persons named as proxies will vote your shares in accordance with the Board’s recommendations.
What is the effect of the say-on-pay advisory vote?
This proposal is advisory and not binding on the Company, the Board or the Compensation Committee of the Board. We could, if the Board or the Compensation Committee concluded it was in our best interests to do so, choose not to follow or implement the outcome of this advisory vote.
Why did I receive more than one Notice or proxy card?
You may receive multiple Notices or proxy cards if you hold your shares of record in different ways (e.g., joint tenancy, trusts, and custodial accounts) or in multiple accounts. If your shares are held in ”STREET NAME” by a broker, bank, trustee or other nominee, you will receive voting instructions from your broker, bank, trustee or other nominee, and you will return your voting instructions to your broker, bank, trustee or other nominee. You should vote on and sign each proxy card and/or voting instruction form you receive.
What happens if additional matters are presented at the annual meeting?
We know of no other matters other than the items of business described in this proxy statement that will be presented at the meeting. If you grant a proxy, the persons named as proxy holders will have discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Indiana law and our bylaws.
Can I review the list of shareholders entitled to vote at the meeting?
A list of shareholders entitled to vote at the meeting as of March 20, 2026 will be available for inspection for five business days prior to the annual meeting. If you want to inspect the shareholder list, please contact our Secretary at (317) 532-7900 to schedule an appointment. In addition, the shareholder list will be available during the annual meeting through the meeting website for those shareholders who choose to attend.

2026 ANNUAL MEETING	3

Who pays for the cost of proxy preparation and solicitation?
We are paying the costs of the solicitation of proxies. We must also pay brokerage firms and other persons representing beneficial owners of shares held in ”STREET NAME” certain fees associated with: (i) forwarding the Notice to beneficial owners; (ii) forwarding printed proxy materials by mail to beneficial owners who specifically request them; and (iii) obtaining beneficial owners’ voting instructions. In addition to soliciting proxies by mail, certain of our directors, officers and other employees, without additional compensation, may solicit proxies personally or by telephone or email on our behalf.

4	FIRST INTERNET BANCORP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of March 20, 2026, regarding beneficial ownership of our common stock held by each of our directors and director nominees; each of our named executive officers; all current directors, director nominees and executive officers as a group; and all persons who are known to be beneficial owners of more than 5% of our common stock. Unless otherwise indicated below, the address of each beneficial owner listed in the table is the address of the company’s principal executive offices and, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable.

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)		PERCENT OF OUTSTANDING SHARES
Directors, nominees and named executive officers
David B. Becker	412,122		4.7%
Nicole S. Lorch	65,231		*
Kenneth J. Lovik	44,139		*
Aasif M. Bade	44,419	(2)	*
Justin P. Christian	39,584	(3)	*
Ann Colussi Dee	17,094	(4)	*
Joseph A. Fenech	14,152	(5)	*
John K. Keach, Jr.	39,265	(6)	*
Michele “Mel” Raines	4,007	(7)	*
Jean L. Wojtowicz	66,780	(8)	*
All directors, nominees and current executive officers as a group (10 persons)	746,793	(9)	8.6%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	540,992	(10)	6.2%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, TX 78746	431,583	(11)	5.0%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	443,997	(12)	5.1%
*Less than one percent.
(1)Unless otherwise indicated in the footnotes to this table, (a) the listed beneficial owner has sole voting power and investment power with respect to the number of shares shown, (b) no director or executive officer has pledged as security any shares shown as beneficially owned, and (c) deferred stock rights were issued under the Directors’ Deferred Stock Rights Plan. Excludes fractional shares.
(2)Includes 2,287 shares scheduled to vest within 60 days of the date of this table.
(3)Includes 2,287 shares scheduled to vest within 60 days of the date of this table.
(4)Includes 2,287 shares scheduled to vest within 60 days of the date of this table.
(5)Includes 2,287 shares scheduled to vest within 60 days of the date of this table; and 4,050 shares held in a limited partnership over which Mr. Fenech has sole voting and investment power.
(6)Includes 2,287 shares scheduled to vest within 60 days of the date of this table; and 2,163 shares underlying deferred stock rights.
(7)Includes 2,287 shares scheduled to vest within 60 days of the date of this table;
(8)Includes 2,287 shares scheduled to vest within 60 days of the date of this table; and 26,871 shares underlying deferred stock rights.
(9)Includes 16,009 shares scheduled to vest within 60 days of the date of this table; and 29,034 shares underlying deferred stock rights.
(10)Based on information reported to the Securities and Exchange Commission ("SEC") in a Schedule 13G/A filed by BlackRock, Inc. on April 24, 2025, and reflects beneficial ownership as of March 31, 2025. BlackRock, Inc. reported having sole voting power with respect to 533,251 shares and sole dispositive power with respect to 540,992 shares.
(11)Based on information reported to the SEC in a Schedule 13G/A filed by Dimensional Fund Advisors LP on January 21, 2026, and reflects beneficial ownership as of December 31, 2025. Dimensional Fund Advisors LP reported having sole voting power with respect to 421,984 shares and sole dispositive power with respect to 431,583 shares.
(12)Based on information reported to the SEC in a Schedule 13G filed by The Vanguard Group on January 30, 2026, and reflects beneficial ownership as of December 31, 2025. The Vanguard Group reported having sole voting power with respect to 0 shares and sole dispositive power with respect to 443,997 shares

2026 ANNUAL MEETING	5

PROPOSAL 1: ELECTION OF DIRECTORS
The Board, acting on the recommendation of its Nominating and Corporate Governance Committee, has nominated the eight currently existing Board members for re-election. Each nominee who is elected will serve for a term of one year, which expires at our next annual meeting of shareholders or such later date as his or her successor has been elected and qualified. Unless authority is specifically withheld, the shares voting by proxy will be voted in favor of these nominees. Proxies cannot be voted for a greater number of persons than eight, which is the number of nominees named in this proxy statement.

DIRECTOR NOMINEE	AGE	POSITIONS AND OFFICES HELD WITH FIRST INTERNET BANCORP	DIRECTOR SINCE
Aasif M. Bade	44	Director	2021
David B. Becker	72	Chairman, Chief Executive Officer & Director	1999
Justin P. Christian	52	Director	2021
Ann Colussi Dee	66	Director	2021
Joseph A. Fenech	50	Director	2023
John K. Keach, Jr.	74	Lead Independent Director	2012
Michele “Mel” Raines	56	Director	2024
Jean L. Wojtowicz	68	Director	1998
If any of these nominees becomes unable to serve, we expect that the persons named as proxies will exercise their voting power in favor of such other person or persons as the Board may recommend. All of the nominees have consented to being named in this proxy statement and to serve if elected. The Board knows of no reason why any of the nominees would be unable to serve. The names of the persons who are nominees for election and certain other information, including their experience and qualifications, are set forth below.
AASIF M. BADE
Founder and CEO, Ambrose Property Group
Mr. Bade has served as a director of the Company and the Company’s subsidiary, First Internet Bank of Indiana (the “Bank”), since May 2021. He has served as Chief Executive Officer of Ambrose Property Group, LLC, a private industrial development company, since founding it in 2008. Previously, he served in various positions of increasing responsibility at Duke Realty Corporation from 2000 to 2008. He has filled volunteer and leadership roles with the Indianapolis Zoo, Indianapolis 500 Festival, 2024 and 2021 NBA All-Star Game Local Organizing Committee and Central Indiana Community Foundation. He has served on the Indiana University Foundation Board of Directors since 2018.
Mr. Bade’s national commercial real estate experience brings to our Board knowledge that benefits the Company’s commercial real estate lending business. His experience in capital management, customer relations and long-range planning makes him an important resource for our Board. As a result of his extensive involvement in businesses and community activities in Indiana, Mr. Bade has developed insights and relationships that provide him with the ability to offer a valuable perspective on issues that affect the Company and the communities we serve.
DAVID B. BECKER
Chairman and Chief Executive Officer, First Internet Bancorp
Mr. Becker has served as our Chairman since 2006 and CEO since 2007. He also served as our President from 2007 until June 2021. Mr. Becker founded the Bank in 1998 and has served as its CEO since that time. He has a 40+ year career as an entrepreneur in financial services technology and software-as-a-service, including re:Member Data Services (founded 1981; sold 2004), an electronic data processing services provider focused on credit unions nationwide; OneBridge, Inc. (founded 1994; sold 2014), a credit and debit card processing firm; VIFI (founded 1995; sold 2002), an Internet services provider focused on financial institutions; DyKnow (founded 2002; sold 2022), specializing in educational technology for interactive learning experiences; and RICS Software, Inc. (acquired 2007; sold 2020), a provider of web-based inventory control and point-of-sale solutions for retailers. He has held numerous community leadership roles, including board service for TechPoint, a change agent for Indiana’s technology industry; TechPoint Foundation for Youth, promoting STEM education programs for students in Indiana; Central Indiana Community Foundation, a public charity established

6	FIRST INTERNET BANCORP

PROPOSAL 1: ELECTION OF DIRECTORS
to improve philanthropic services supporting the central Indiana region; and Central Indiana Corporate Partnership, an alliance of CEOs and university presidents working to promote economic growth. Mr. Becker also serves on the Board of Trustees at DePauw University.
Mr. Becker’s experience as a successful entrepreneur and his role as our principal executive officer for almost two decades uniquely qualify him for service on our Board.
JUSTIN P. CHRISTIAN
President and Chief Executive Officer, BC Forward
Mr. Christian has been a director of the Company and the Bank since December 2021. He is the Co-Founder, President and CEO of BCforward, a global IT consulting and workforce fulfillment firm providing services, including digitization and data security, and resourcing for leading businesses as well as government organizations. Mr. Christian is also the owner of TSR, Inc., a staffing, professional services and payrolling firm with global capabilities across multiple industries, including energy, consumer goods, life sciences, financial services and information technology. Before founding BCforward in 1998, he worked in the life-sciences industry with Eli Lilly & Company. Mr. Christian has been recognized for his leadership with the 2020 EY Entrepreneur of the Year US National Award and the 2021 TechPoint Trailblazer award. Mr. Christian was inducted into the Central Indiana Business Hall of Fame in 2017. Mr. Christian has served on the boards of the Indianapolis Children’s Museum, Goodwill of Central Indiana, the Indiana Gaming Commission, and the Indianapolis Bond Bank. He also is a past chairman of the Indianapolis 500 Festival Board of Directors. Mr. Christian currently serves on the boards of the Lumina Foundation, Central Indiana Corporate Partnership, Park Tudor School and AAA Hoosier Motor Club.
Mr. Christian’s 28 years of experience leading a global IT consulting and workforce fulfillment company from startup to more than $500 million in annual revenues and his expertise in cybersecurity offer our Board a valuable perspective on key issues and initiatives affecting the Company and qualify him for service on our Board.
ANN COLUSSI DEE
Former Executive VP, General Counsel and Corporate Secretary for Duke Realty Corporation
Ms. Dee has served as a director of the Company and the Bank since December 2021. Ms. Dee served as Executive Vice President, General Counsel and Corporate Secretary of Duke Realty Corporation (NYSE: DRE) from 2013 through 2022, overseeing legal affairs and risk, including cybersecurity risk. Prior to being named Executive Vice President, General Counsel and Corporate Secretary, Ms. Dee held the position of Senior Vice President, General Counsel and Corporate Secretary from January 1, 2013 until June 17, 2013 and the position of Deputy General Counsel and Senior Vice President from June 23, 2008 until January 1, 2013. Ms. Dee joined Duke Realty in 1996 as a Corporate Attorney. Prior to joining Duke Realty, Ms. Dee worked in the real estate departments of major law firms in Columbus, Ohio and Indianapolis, Indiana. Ms. Dee currently serves on the board of The Center for the Performing Arts and has served on the boards of the Indiana Repertory Theatre and the Indianapolis Chamber Orchestra.
Ms. Dee’s experience leading the legal department of an NYSE-listed REIT and overseeing cybersecurity and other risk qualifies her for service on our Board.
JOSEPH A. FENECH
Founder and Chief Investment Officer, GenOpp Capital Management LP
Mr. Fenech founded and currently serves as Chief Investment Officer of GenOpp Capital Management LP, an investment management firm focused primarily on the bank sector. For over twenty-five years, and prior to founding GenOpp in late 2020, he worked for several leading investment banking firms, including Sandler O’Neill + Partners, L.P., Deutsche Bank Securities Inc., Prudential Equity Group LLC, and Hovde Group LLC as an equity research analyst and investment banker. Mr. Fenech is also the founder and Managing Principal of SMBT Consulting LLC, which provides financial sector research and consulting services to companies in the banking industry.
Mr. Fenech’s deep experience in the banking industry and the capital markets provide important expertise to our Board.

2026 ANNUAL MEETING	7

PROPOSAL 1: ELECTION OF DIRECTORS
JOHN K. KEACH, JR.
Private Investor; Former Chairman, President and Chief Executive Officer, Indiana Community Bancorp
Mr. Keach has served as a director of the Company and the Bank since November 2012. He is currently a private investor. From 1994 to September 2012, he was Chairman of the Board, President and Chief Executive Officer of Indiana Community Bancorp, a bank holding company headquartered in Columbus, Indiana, which was acquired by Old National Bancorp in September 2012.
Mr. Keach’s experience as the chief executive officer of a publicly-held bank holding company for more than fifteen years qualifies him for service on our Board.
MICHELE “MEL” RAINES
CEO, Pacers Sports & Entertainment
Mel Raines is in her eleventh season with Pacers Sports & Entertainment (“PS&E”), currently serving as CEO of the company and overseeing all business operations for the Indiana Pacers of the NBA, Indiana Fever of the WNBA, Indiana Mad Ants of the G League and Gainbridge Fieldhouse.
Ms. Raines has more than 30 years of operations, legislative, political, corporate, and public affairs experience. Prior to joining PS&E, she was chief of staff to Indiana Congresswoman Susan W. Brooks. From 2009 to 2012, Ms. Raines was one of the principal architects of Indianapolis’ highly acclaimed 2012 Super Bowl. She has worked in various roles on six Republican National Conventions including serving as the COO for the 2008 Republican National Convention and as a senior advisor for the 2012 and 2016 conventions. Earlier in her career, she served as Assistant to Vice President Dick Cheney for Political Affairs, directing all the Vice President’s political and domestic outreach activities. She also held several leadership positions at Altria Corporate Services, at the Republican National Committee, and began her career on Capitol Hill with U.S. Sen. Daniel Coats of Indiana.
Ms. Raines is on the board of directors of the Pacers Foundation, 2025 WNBA All-Star Host Committee, Indy Chamber, Visit Indy, CICP, the Indianapolis Zoo and the Economic Club of Indiana as well as serving on the Board of Trustees of Citizens Energy Group.
Ms. Raines depth of experience in government affairs, human resources and management provide valuable insights and a wider range of experience and qualify her for service on our Board.
JEAN L. WOJTOWICZ
President, Cambridge Capital Management Corp.
Ms. Wojtowicz has been a director of the Company since 2006 and a director of the Bank since 1998. Ms. Wojtowicz founded Cambridge Capital Management Corp. (“Cambridge”), a consulting firm and manager of nontraditional sources of business capital, in 1983 and currently serves as its President and CEO. Cambridge manages the Indiana Statewide Certified Development Corporation, which provides fixed-asset financing to small businesses; the Indiana Community Business Credit Corporation, a consortium of financial institutions that pool money to provide loans to businesses in a growth stage; and Lynx Capital Corporation, which provides debt financing to minority-owned companies. Cambridge is also the general partner of Cambridge Ventures L.P., a licensed small business investment company. Ms. Wojtowicz previously served as the lead independent director on the Board of Directors of Vectren Corporation, a New York Stock Exchange energy holding company serving Indiana and Ohio. Ms. Wojtowicz is Chair of the Indiana Department of Financial Institutions, the agency responsible for supervising financial institutions incorporated in Indiana. She also serves as a director of American United Mutual Insurance Holding Company, where she serves on the Audit Committee, Investment Committee and Governance Nominating Committee, and First Merchants Corporation, a publicly-traded financial holding company, where she serves on the Audit Committee, the Compensation and Human Resources Committee and the Nominating and Governance Committee. Ms. Wojtowicz also serves on the Boards of the Indiana Chamber of Commerce, Indianapolis Chamber of Commerce, Greater Indianapolis Progress Committee, Goodwill of Central and Southern Indiana, and Indiana Chamber Foundation.
Ms. Wojtowicz’s entrepreneurial skills demonstrated in the founding of her company, her experiences as a recognized leader in the banking industry and advisor to businesses obtaining financing and as a director of publicly traded companies qualify her for service on our Board.

8	FIRST INTERNET BANCORP

PROPOSAL 1: ELECTION OF DIRECTORS

There are no family relationships among any of our directors or executive officers. Except for Mr. Becker’s employment agreement, which provides that he will be employed as Chairman and Chief Executive Officer of our Company, there is no arrangement or understanding pursuant to which a director or executive officer has been selected as a nominee for election.
The Board of Directors recommends a vote “FOR” each of the nominees for director.

2026 ANNUAL MEETING	9

CORPORATE GOVERNANCE
The Company is managed under the direction of the Board. The Company is a bank holding company and substantially all business activities are conducted through the Company’s wholly-owned subsidiary, First Internet Bank of Indiana (the “Bank”). The directors of the Company also serve as the directors of the Bank.
Corporate Governance Policies
Our Board believes that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its shareholders. The Nominating and Corporate Governance Committee of the Board and the Board both periodically review our Corporate Governance Principles, the written charters for each of the standing committees of the Board and our Code of Business Conduct and Ethics and amend them as appropriate to reflect new policies or practices.
Board Leadership Structure
Our Board is currently led by Mr. Becker, who is the Chairman of the Board and Chief Executive Officer. Mr. Becker has held these positions since 2006 and 2007, respectively, and has experience in leading the Company through a range of cycles in various business environments. The Board believes that it is most efficient and effective for a single individual to fulfill these two leadership roles at this time. Combining the Chairman and Chief Executive Officer roles facilitates clear leadership responsibility and accountability, effective decision-making and a cohesive corporate strategy. Mr. Keach, as Vice Chair of the Board, serves as our lead independent director and presides over executive sessions among the independent directors.
Our Board possesses considerable experience and knowledge of the challenges and opportunities that we face as a company. We feel they are well qualified to evaluate our current and future needs and to judge how the capabilities of our senior management can be most effectively organized to meet those needs. Our Board currently has seven independent directors. We have four standing committees whose membership is limited to independent directors. The Board evaluates the appropriateness of its leadership structure on an ongoing basis and may change it in the future as circumstances warrant.
Board Role in Risk Oversight
Our Board’s role is primarily one of oversight. Our Board oversees our risk management processes to determine whether those processes are functioning as intended and are consistent with our business and strategy. Our Board conducts this oversight primarily through its Risk Committee and its Audit Committee, although some aspects of risk oversight are performed by the full Board or another committee. For example, the activities of the Compensation Committee with respect to risks relating to our compensation policies and procedures are discussed below in the Executive Compensation section of this proxy statement.
The Risk Committee is assigned with primary oversight of enterprise-wide risks, including those relating to cybersecurity, legal and regulatory compliance, operations, liquidity, market and credit risk, while the Audit Committee is assigned with, among other things, primary oversight of our risks relating to accounting matters and financial reporting. The Risk Committee meets regularly with our Chief Risk Officer and management to discuss and plan for enterprise-wide risk, and the Audit Committee meets regularly with our Chief Financial Officer, external auditors and management to discuss our major accounting and financial risk exposures and the steps management has taken to monitor and control such exposures. Both committees also receive regular reports regarding issues such as the status and findings of audits being conducted by our independent auditors, examinations and the conformance with the Company's risk appetite statement, which risk appetite statement is reviewed and determined no less than annually by the full Board. The Audit and Risk Committees provide reports to the full Board on risk-related items.
While our Board sets our enterprise-wide risk appetite and regularly receives reports from our Chief Executive Officer, our President, our Chief Financial Officer, our Chief Risk Officer and other members of our senior management team regarding areas of significant risk to us, management is responsible for assessing and managing our various risk exposures on a day-to-day basis. In this regard, management, with the assistance, where appropriate, of its counsel, has established functions that focus on particular risks, such as operations, legal matters, regulatory compliance, interest rate sensitivity, liquidity management, asset quality, information security and fintech partnerships, and has developed a systemic and integrated approach to overall risk management, which includes the identification of risks, key risk indicators and mitigation plans in the strategic planning process.

10	FIRST INTERNET BANCORP

CORPORATE GOVERNANCE
Director Independence
The Board has determined that each of Mr. Bade, Mr. Christian, Ms. Dee, Mr. Fenech, Mr. Keach, Ms. Raines and Ms. Wojtowicz is an “independent director” as defined by the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”), and the director independence rules of the SEC. The Board has affirmatively determined that none of our independent directors have any relationship with us that would impair their independence.
In reaching its determinations of independence, in addition to any transactions summarized under the heading "Transactions with Related Persons” below, the Board considered Ms. Raines’ role as CEO of Pacers Sports and Entertainment (“PS&E”). The Bank and a subsidiary of PS&E have for each of the last three years been parties to an agreement (the “Suite Agreement”) whereby the subsidiary agreed to provide the Bank with access and license rights to a suite at Gainbridge Fieldhouse and certain other amenities. In reaching its determinations on independence, the Board considered, without limitation, that: (i) the Suite Agreement was on the same or similar terms as other suite agreements entered into by the subsidiary; (ii) the Suite Agreement was negotiated and executed long before Ms. Raines was elected to the Board; and (iii) Ms. Raines has no direct or indirect material interest in the Suite Agreement.
The Board also considered Ms. Wojtowicz’s relationship with First Merchants Corporation (“First Merchants”). Her service on the boards of directors of our Company and the Bank, while simultaneously serving on the boards of directors of First Merchants and its subsidiary bank, First Merchants Bank (“FMB”), represents a “management interlock,” subject to the Depository Institution Management Interlocks Act (the “Interlocks Act”). Pursuant to a formal request for an exemption from the limitations of the Interlocks Act, the Federal Deposit Insurance Corporation (with respect to the Bank and FMB) and the Board of Governors of the Federal Reserve System (with respect to the Company and First Merchants), issued general exemptions from the prohibitions of the Interlocks Act for Ms. Wojtowicz’s board service on November 1, 2017 and March 7, 2018, respectively.
Board Meetings
Directors are expected to attend Board meetings, meetings of committees on which they serve and our annual meeting of shareholders, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During 2025, the Board held nine meetings. No member of the board attended fewer than 75% of the aggregate number of meetings of the Board and the committees on which they served during 2025.
Each director is expected to be present at the annual meeting of shareholders, absent exigent circumstances that prevents their attendance. All eight of the directors then serving attended the annual meeting of shareholders virtually on May 19, 2025.
Board Composition and Refreshment
Our Board is composed of directors with a mix of tenures, with longer serving directors providing important experience and institutional knowledge, and newer directors providing fresh perspective to deliberations.
The Nominating and Corporate Governance Committee regularly assesses our directors’ mix of skills, experience, tenure and background in light of the Company’s long-term strategy and advises the Board of its determinations with respect to Board composition and director refreshment and succession planning. As needed, the Nominating and Corporate Governance Committee identifies and evaluates potential director nominees, taking into consideration the overall needs, composition and size of the Board.
We have added two new directors in the past three years and five new directors in the last six years. Prospective director candidates have been identified or evaluated by a national search firm engaged by the Nominating and Corporate Governance Committee.

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CORPORATE GOVERNANCE
Committees of the Board
The Board has four standing committees which facilitate the oversight responsibilities of the Board in four key areas: audit, compensation, nominating and corporate governance and risk. All committees are composed entirely of independent directors. The members of the committees, as of the date of this proxy statement, are identified in the following table:

INDEPENDENT DIRECTOR	AUDIT	COMPENSATION	NOMINATING & CORP. GOV.	RISK
Bade		Member
Christian	Member			Member
Dee	Member		Chair	Member
Fenech			Member	Chair
Keach		Chair	Member
Raines		Member		Member
Wojtowicz	Chair		Member
Audit Committee
The primary function of the Audit Committee is to assist the Board in fulfilling its risk and audit oversight responsibilities by reviewing the financial information that will be provided to shareholders and others, the system of internal controls that management has established to mitigate risk, risk assessment and reporting, and the audit process. In doing so, it is the responsibility of the Audit Committee to provide an open avenue of communication between the Board, management and the independent registered public accounting firm. The Audit Committee appoints and evaluates our independent registered public accounting firm and our VP of Internal Audit and meets with representatives of that firm and our Chief Financial Officer to review the scope, cost and results of our annual audit and to review our internal control over financial reporting, disclosure controls, and relevant policies and procedures. The Report of the Audit Committee appears in the Audit Matters section of this proxy statement.
All members of the Audit Committee are “independent directors” as such term is defined under the Nasdaq rules and meet the additional independence criteria for audit committee members set forth in the Nasdaq rules and SEC Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that each of Ms. Dee and Ms. Wojtowicz qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. Shareholders should understand that this designation is an SEC disclosure requirement related to these directors’ experience and understanding with respect to certain accounting and auditing matters. The designation does not impose any duties, obligations or liabilities that are greater than those which are generally imposed upon such directors as members of the Audit Committee and the Board. The Audit Committee held four meetings during 2025.
The Audit Committee operates under a written charter, a copy of which is available at www.firstinternetbancorp.com.
Compensation Committee
The Compensation Committee is responsible for reviewing and approving the compensation of our executive officers and directors and overseeing the Company’s overall compensation plans and benefits programs. The Compensation Committee also oversees the administration of our equity plans, including granting awards to employees and directors under such plans, subject to appropriate delegation. In determining the compensation of the executive officers other than our Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer.
All members of the Compensation Committee are “independent directors” as such term is defined under the Nasdaq rules; and “non-employee directors” as such term is defined in Rule 16b-3 of the Exchange Act. All of the members also meet the additional independence criteria for compensation committee members set forth in the Nasdaq and SEC rules promulgated under the Exchange Act. The Compensation Committee held four meetings during 2025.
The Compensation Committee operates under a written charter, a copy of which is available on our website at www.firstinternetbancorp.com.

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CORPORATE GOVERNANCE
Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2025, no person who served as a member of our Compensation Committee was, during such period, an officer or employee of the Company, or has ever been one of our officers, and no such person had any transaction with us required to be disclosed in “Transactions with Related Persons” below. In addition, during the year ended December 31, 2025, (1) none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee; (2) none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and (3) none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as one of our directors.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee assists the Board by identifying individuals qualified to become Board members, maintains our Corporate Governance Principles and Code of Business Conduct and Ethics, leads the Board in its periodic self-evaluations, recommends members and chairs for each standing committee, and determines and evaluates succession plans for our Chief Executive Officer and other named executive officers.
All members of the Nominating and Corporate Governance Committee are “independent directors” as such term is defined under the Nasdaq rules. The Nominating and Corporate Governance Committee held five meetings during 2025.
While the Nominating and Corporate Governance Committee is responsible for identifying potential Board members, director candidates may be recommended by Board members, a third-party search firm or shareholders.
In identifying, evaluating and recommending nominees for the Board, the committee examines, among other things, the following qualifications and skills of director candidates: their character; their business or professional experience and length of service; their areas of expertise; their independence; their integrity and judgment; their records of public service; their ability to devote sufficient time to the affairs of the Company; the diversity of backgrounds and experience they will bring to the Board; the current size and composition of the Board and its need for certain skills or experiences; and their understanding of our business. The Nominating and Corporate Governance Committee also believes that all nominees should be individuals of substantial accomplishment with demonstrated leadership capabilities.
Although the Nominating and Corporate Governance Committee does not assign any particular weighting or priority to any of the factors it considers in evaluating director candidates, the committee has established the following minimum qualifications which each nominee to the Board must possess: the highest personal and professional ethics and integrity; proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment; skills that are complementary to those of the existing Board; and the ability to assist and support management and make significant contributions to the Company’s success.
The Nominating and Corporate Governance Committee will consider candidates for director who are recommended by shareholders in the same manner as other candidates identified by the committee. A shareholder who wishes to recommend a director candidate for consideration by the committee should send such recommendation to our Chief Financial Officer at 8701 E. 116th Street, Fishers, Indiana 46038, who will forward it to the committee. Any such recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending shareholder’s ownership of Company stock. Such recommendations must also include a statement from the recommending shareholder in support of the candidate, particularly within the context of the criteria for Board membership, including issues of character, integrity, judgment, independence, area(s) of expertise, experience, length of service, potential conflicts of interest, other commitments and personal references.
A shareholder who wishes to nominate an individual as a candidate for director without the recommendation of the Nominating and Corporate Governance Committee must comply with the advance notice and informational requirements set forth in our Bylaws, which are more fully explained

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CORPORATE GOVERNANCE
later in this proxy statement under “Shareholder Proposals for 2027 Annual Meeting.”
The Nominating and Corporate Governance Committee operates under a written charter, a copy of which is available at www.firstinternetbancorp.com.
Risk Committee
The Risk Committee’s primary purpose is to assist the Board in monitoring and overseeing the Company’s risk management governance structure and risk management framework, including the strategies, policies, and processes established by management to identify, assess, measure, and manage the major risks facing the Company. Significant responsibilities of the Risk Committee include:(i) oversight of the operation of the Company’s enterprise-wide risk-management (“ERM”) framework; (ii) review and approval of the key risk-management policies and the risk appetite statement of the Company; and (iii) review of the Company’s compliance with applicable banking laws and regulations as well as the results of examinations by bank regulatory agencies. The Risk Committee meets regularly with and receives reports directly from the Company's Chief Risk Officer and Compliance Officer.
All members of the Risk Committee are “independent directors” as such term is defined under the Nasdaq rules. The Risk Committee held four meetings during 2025.
The Risk Committee operates under a written charter, a copy of which is available at www.firstinternetbancorp.com.
Shareholder Communications
The Board has implemented a process whereby shareholders may send communications to its attention, which is summarized in the Company’s Corporate Governance Principles, a copy of which is available on our website at www.firstinternetbancorp.com. In cases where shareholders wish to communicate directly with the independent directors, email messages can be sent to klovik@firstib.com, or to First Internet Bancorp, 8701 E. 116th Street, Fishers, Indiana 46038, Attn: Chief Financial Officer. These messages will be forwarded to the appropriate committee of the Board or independent director.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. A copy of the Code of Business Conduct and Ethics is available on our website at www.firstinternetbancorp.com. We will disclose on our website any amendments or updates to our Code of Business Conduct and Ethics, or any grant of a waiver from a provision of our Code of Business Conduct and Ethics.

14	FIRST INTERNET BANCORP

CORPORATE GOVERNANCE
Transactions with Related Persons
Policy for Approval of Related Person Transactions
We maintain a written policy for reviewing, approving and monitoring transactions involving the Company and related persons. The Audit Committee is responsible for review and oversight of all related person transactions. The Audit Committee reviews and the Board must approve any related person transaction in which the Company is a participant before commencement of the transaction; provided, however, that if a related person transaction is identified after it commences, it will be brought to the committee for review and to the Board for possible ratification. The Board will approve or ratify a transaction only if it determines that the transaction is beneficial to the Company and that the terms of the transaction are fair to the Company.
For these purposes, a “related person” includes our directors, nominees for director, executive officers, any holder of more than 5% of our common stock, and any immediate family member of any of the foregoing persons. A “related person transaction” means any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company (including any of its subsidiaries) is a participant and in which a related person has a direct or indirect interest, other than the following:
•payment of compensation by us to a related person for service as a director or executive officer;
•transactions available to all employees or all shareholders on the same terms; and
•transactions that, when aggregated with the amount of all other transactions between the related person and us, involve in any fiscal year the lesser of (i) $120,000 and (ii) one percent of the average of our total assets at year-end for the last two completed fiscal years.
In determining whether to approve a related person transaction, the Audit Committee and the Board will analyze factors such as whether the transaction is material to the Company, the role the related person has played in arranging the transaction, the structure of the transaction and the interests of all related persons in the transaction.
Based on the results of the Audit Committee’s review, the Board may approve or disapprove any related person transaction. Approval of a related person transaction may be conditioned upon the Company and the related person following certain procedures designated in connection with its approval. With regard to any transaction for which ratification is sought, the Audit Committee may require amendment or termination of the transaction under the authority conferred by the policy.
Banking Transactions with Related Persons
The Bank offers loans and banking services to directors, executive officers and employees in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with others not related to the Company, and which do not involve more than the normal risk of collectability or present other unfavorable features. Federal banking regulations permit executive officers and directors to participate, subject to certain limits, in loan programs that are available to other employees, so long as the director or executive officer is not given preferential treatment compared to other participating employees.
Although the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) generally prohibits a public company from extending credit, arranging for the extension of credit or renewing an extension of credit in the form of a personal loan to an executive officer or director, there are several exceptions to this general prohibition, including loans made by an FDIC-insured depository institution that is subject to the insider lending restrictions of the Federal Reserve Act. All loans to directors and executive officers are designed to comply with the Federal Reserve Act and the Federal Reserve’s Regulation O.
During 2024 and 2025, the Bank engaged in transactions in the ordinary course of business with some of our executive officers, directors and entities with which they are associated. These transactions involved loans and other banking services that were in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others not related to the Company and did not involve more than the normal risk of collectability or present other unfavorable features. All such loan transactions were performing in accordance with their terms as of the date of this proxy statement.

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CORPORATE GOVERNANCE
Other Transactions with Related Persons
The Audit Committee and the Board have approved and/or ratified, pursuant to the Company’s Related Person Transaction Policy, the following related person transactions during 2023, 2024 and/or 2025:
The Company made a $2,000,000 capital contribution in May of 2021 to become a limited partner owning less than 5.0% of the voting interests in GenOpp Financial Fund LP (the "GenOpp Fund"). Mr. Fenech serves as managing member of the general partner of the GenOpp Fund and as the principal owner and Chief Investment Officer of the investment manager for the GenOpp Fund. The Board and Audit Committee receive regular reporting on the performance of the GenOpp Fund. After Mr. Fenech was identified as a potential director nominee in 2023, the Audit Committee conducted further review of the Company’s investment under the Company’s Related Person Transaction Approval Policy, including the terms of the GenOpp Fund, the limited amount at issue, and the Company’s compliance with Board-approved policies prior to making the investment in the GenOpp Fund. After review, the Audit Committee determined that the Company’s investment was made in compliance with Board-approved policies, was on market terms, and on terms that are both fair and beneficial to the Company. The Audit Committee approved the investment under the Company’s Related Person Transaction Approval Policy, and the independent members of the Board ratified the Audit Committee’s determinations. While the investment manager and the general partner of the GenOpp Fund receive fees from the GenOpp Fund that are arguably related to the Company's investment in the GenOpp Fund, those fees have never totaled more than $120,000 in a calendar year.
On October 20, 2021, SPF15, Inc., a wholly-owned subsidiary of the Bank, executed a lease and management agreement (the “Lease”) with Monterey Grill Two LLC n/k/a Tiburon LLC (“Tiburon”). The Lease provides for the lease by SPF15, Inc. to Tiburon of approximately 7,064 square feet of space on the first floor of SPF15, Inc.’s building located at 8701 East 116th Street, Fishers, IN 46038 (the “Leased Premises”). The co-owner of Tiburon passed away unexpectedly just as tenant improvement work began on the Leased Premises, stalling progress. Thereafter, and understanding that David Becker, Chairman and CEO of the Company, desired to purchase an ownership interest in Tiburon and to help it move forward with the tenant improvements required to open in the Leased Premises, the Audit Committee reviewed the Lease as a potential related person transaction under the Company’s Related Person Transaction Policy. After review, the Audit Committee determined that the Lease had been negotiated and entered into on market terms with the advice and assistance of outside counsel and a real estate broker prior to any involvement by a related person and that the terms of the Lease are both fair and beneficial to the Company. The Audit Committee approved the Lease under the Company’s Related Person Transaction Approval Policy, and the independent members of the Board ratified the Audit Committee’s determinations. Mr. Becker thereafter invested in and became an indirect co-owner and an officer of Tiburon. SPF15, Inc. did not receive any payments under the Lease in 2023. SPF15, Inc. received $227,814.03 in payments from Tiburon under the Lease in 2024 and $329,065 from Tiburon under the Lease in 2025.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“Compensation Discussion”) describes the material elements of 2025 compensation for our Chief Executive Officer and our other named executive officers (“Named Executive Officers” or “NEOs”). It also outlines our executive compensation philosophy and program and summarizes the Compensation Committee’s process and rationale for compensation decisions for the 2025 performance year. The Compensation Committee is referred to as the “Committee” throughout this section.
Our Named Executive Officers were as follows for 2025:

NAME	TITLES
David B. Becker	Chairman and Chief Executive Officer
Nicole S. Lorch	President, Chief Operating Officer and Corporate Secretary
Kenneth J. Lovik	Executive Vice President and Chief Financial Officer
You should read this section of the proxy statement when determining your vote on the compensation of our NEOs. (See Proposal 2: Advisory Vote to Approve Executive Compensation.)
This Compensation Discussion contains information that is important to your voting decision.
Consideration of 2025 Advisory Vote on Compensation
At the annual meeting of shareholders held in 2025 (the “2025 Annual Meeting”), of the votes cast for or against the non-binding advisory proposal to approve executive compensation (the “say-on-pay advisory vote”), approximately 78% of the votes were cast FOR that proposal, while approximately 95% of the votes cast for the same proposal at our 2024 annual meeting of shareholders voted FOR that proposal. The Committee carefully considered the results of the 2025 advisory vote, along with feedback solicited from shareholders. While no specific concerns were raised regarding our executive compensation practices, the Committee continues to evaluate our program to ensure it remains aligned with Company performance, shareholder interests, and evolving best practices.
Summary and Highlights
2025 was a year of tough decisions and strategic positioning for the Company and its wholly-owned subsidiary, First Internet Bank of Indiana (the "Bank"). Coming off its twenty-fifth (25th) anniversary, the Bank continued its concerted effort to reposition its balance sheet and decrease interest rate sensitivity, replacing longer-term fixed rate assets with shorter term, variable rate assets to drive net interest income higher and enhance net interest margin. This strategic focus culminated in the Fall of 2025, with the sale of approximately $851 million of lower-coupon, fixed rate single tenant lease financing loans. While the loss on the sale negatively impacted 2025 earnings, the transaction strengthened the Company's capital and interest rate risk positions and accelerated the optimization of its balance sheet, which is expected to lead to improved profitability metrics and position the Company for more consistent earnings in 2026 and beyond. As a result of this strategic transaction and its impact on 2025 earnings, our Named Executive Officers did not receive any cash bonus for the year and forfeited all performance-based restricted stock units otherwise scheduled to vest, reinforcing our pay‑for‑performance philosophy.

Despite the near‑term impact on earnings, the Company made meaningful progress in strengthening its long‑term earnings profile, capital position, and strategic foundation, including:
•Total operating revenue of $155 million, an increase of 19% over 2024.
•Net interest income of $114 million, an increase of 30% over 2024.
•Fully-tax equivalent net interest margin of 2.09%, an increase of 35 basis points over 2024
•Adjusted pre-provision net revenue of $60 million, an increase of 44% over 2024.
•Sustained growth in our fintech partnerships business, with year-over-year total revenue growing by 135%.
•Annual fintech payments volume of $166 billion, an increase of 228% over 2024.

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EXECUTIVE COMPENSATION
•Strong liquidity, with $1.1 billion of deposits off balance sheet as of December 31, 2025 and more than $2.1 billion in cash and unused borrowing capacity as of year-end.
•Ten year compound annual growth in tangible book value per share of 6.3%
•Continued growth in small business lending, finishing as the 7th largest SBA 7(a) lender for the SBA’s most recently completed fiscal year and demonstrating our steadfast commitment to the entrepreneurs and small businesses that make our country work.
Compensation Policies & Practices
The goals of our executive compensation program are to grow shareholder value while motivating and retaining executives. Our executive compensation program is grounded in the following practices, which promote sound compensation governance, enhance our pay-for-performance philosophy and further align our executives’ interests with those of our shareholders:

WHAT WE DO (to Align Pay with Performance)	WHAT WE DO NOT DO
✓Significant emphasis on performance-based, “at-risk” compensation.
✓Incentive award metrics that are objective and tied to key company performance metrics.
✓40% of equity awards are time-based and vest over three years to promote retention.
✓60% of equity awards are performance-based and “cliff vest” after three-year performance period to promote achievement of long-term goals.
✓Incentive plans with threshold performance and associated payout levels, below which no incentive awards are paid.
✓Incentive plans with capped maximum payouts.
✓A “claw-back” is required under our Compensation Recoupment Policy.
✓Share ownership guidelines for executives and directors.
✓Consider our ‘‘say-on-pay’’ vote results when making compensation decisions.
✗ Provide tax gross-ups in our compensation plans. ✗ Allow hedging or pledging transactions by executive officers or directors. ✗ Provide our executives with executive-only perquisites.
Compensation Recoupment Policy
Our Compensation Recoupment Policy applies to all incentive-based compensation, which is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, received by Section 16 officers of the Company. The Compensation Recoupment Policy provides that, in the event of an accounting restatement, the Committee will determine the amount of the erroneously awarded compensation, which is the excess of the amount of incentive-based compensation received by current and former executive officers during the three completed fiscal years immediately preceding the required restatement date over the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts. The Company will recover the erroneously awarded compensation in a reasonable and prompt manner using any lawful method, subject to limited exceptions as permitted by Nasdaq listing standards. In addition, in the case of an accounting restatement, if the bonuses that should have been paid to the officers who received them based on the financial statements which were restated were greater than the bonus that was actually paid (if any), then the Company will pay the difference to the officer.
Stock Ownership Guidelines
The Board has approved stock ownership guidelines for our NEOs and non-employee directors (the “Covered Individuals”). The guidelines expect that the Covered Individuals will own at least a specified value of the Company’s common stock within five years after the person becomes a Covered Individual. The securities that count toward satisfaction of the guidelines are shares of common stock, owned directly or indirectly through a specified entity, vested shares of restricted stock or stock units, and vested deferred stock rights.

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EXECUTIVE COMPENSATION
The current recommended minimum values are four times annual base salary for Mr. Becker, two times annual base salary for the other NEOs, and $100,000 for each non-employee director. As of December 31, 2025, and the date of this proxy statement, all Covered Individuals were in compliance with the stock ownership guidelines.
Employee, Officer and Director Hedging Prohibition
Each of our directors, officers, other employees and their designees are prohibited from (i) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that hedge or offset, or are designed to hedge of offset, any decrease in the market value of our equity securities and (ii) otherwise engaging in transactions that hedge or offset, or are designed to hedge of offset, any decrease in the market value of our equity securities. Notwithstanding the foregoing, portfolio diversification transactions and investments in broad-based index funds is generally permitted, subject to our stock ownership guidelines. The prohibition applies to securities granted to the covered persons as part of compensation for their service to the Company plus any other Company securities held by them, whether directly or indirectly. As of December 31, 2025 and the date of this proxy statement, all directors, officers and other employees and their designees were in compliance with this policy.
Our Insider Trading Policy
Our Insider Trading Policy prohibits executive officers and non-employee directors from holding Company shares in a margin account or otherwise pledging Company shares as collateral for a loan. The policy also prohibits executive officers and non-employee directors from entering into hedging, monetization or similar transactions involving Company shares that are intended to realize the value of, or limit the risks and rewards of owning, Company shares. As of December 31, 2025 and the date of this proxy statement, all executive officers and non-employee directors were in compliance with this policy.
Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
The Committee’s equity grant practice is generally to determine the grants of equity awards to our NEOs for each year in December of the preceding year. Awards are neither timed to relate to the price of our stock nor to correspond with the release of material non-public information, although grants are generally made when our trading window is open. Grants to new employees, including potential NEOs, are typically made at the next regularly scheduled Committee meeting following the employee’s start date. We have not historically granted stock options or stock appreciation rights to any personnel, including our executive officers, and we do not have plans to make any such grants.
Compensation Risk Assessment
The Committee regularly considers risks related to the attraction and retention of talent, the design of our compensation programs, and succession planning. Specifically, the Committee annually reviews management’s assessment of whether risks arising from our compensation policies and practices for all employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company.
Risk is minimized by aligning compensation and variable incentives with measurable and objective business results and appropriate risk management. For example, the Committee considers the Nonperforming Asset Ratio metric in its incentive compensation arrangements to be key to disincentivizing credit risk. Also, in order for Annual Bonuses to be paid, the Bank must have received a satisfactory regulatory review for the immediately preceding fiscal year. Based on its risk assessment process, the Committee determined that the Company’s compensation programs do not encourage risk-taking that is reasonably likely to have a material adverse effect on the Company.
Regularly Meeting with Outside Investors
We strive to ensure peak alignment of Company and executive performance and seek input from the investment community in this regard. Our NEOs proactively engage in outreach efforts with our investors, which we believe allows them to more fully understand our executive compensation philosophy and program and provide us with an opportunity to respond to their questions regarding our public disclosures. In addition, our executive officers regularly attend financial conferences with most, if not all, of the brokerage firms that cover our stock.

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EXECUTIVE COMPENSATION
What Guides Our Executive Compensation Program – Compensation Philosophy
The Committee believes that the Company’s strong record of growth, and unique business model in the market, provide a strong foundation for the creation of shareholder value. Our goal is to maintain a competitive, balanced compensation program that rewards our NEOs for current year performance and for the creation of long-term shareholder value, without exposing the Company to unreasonable risk. Accordingly, our executive compensation philosophy is grounded on three fundamental principles:

PRINCIPLE		GOAL	HOW IT IS ACCOMPLISHED

1	Pay for Performance	Drive performance based on the achievement of our overall financial results and individual contributions.	Establish corporate, departmental, and individual goals consistent with our strategic plan and budget that provide the basis for the short and long-term metrics used to measure our success and the value that we create for shareholders. 60% of the LTIP awards are performance-based, with a 3-year measurement period, and vest at the end of a three-year period ONLY IF the established long-term performance goals are achieved.

2	Competitiveness	Pay at levels that will attract, motivate, and retain highly-qualified, talented executives responsible for our success.	Reward our executives for Company, Bank and individual performance. Align compensation and variable incentives with measurable, objective business results and appropriate risk management.

3	Shareholder Alignment	Reinforce a culture of ownership and long-term commitment to shareholder value creation.	NEOs are required to be shareholders and own a minimum level of Company stock throughout their employment.
Compensation Mix
The Committee strives to establish a total compensation package that appropriately rewards our NEOs for performance, aligns the interests of our NEOs with shareholders’ interests, is competitive with the market, does not encourage or incentivize inappropriate risk, and complies with all legal and regulatory guidelines. Incentive compensation is predominantly long term, with a substantial portion at risk depending upon our performance, including the creation of long term shareholder value.
The mix of compensation awarded in 2025 to our NEOs reflects our compensation philosophy. The only element of compensation not subject to risk, other than fringe benefits (which do not exceed benefits available to all employees), is the NEO’s base salary; as such, a substantial portion of our executives’ compensation is performance-based and at risk, aligning the interests of our NEOs and our shareholders. The charts below show the target total direct compensation of our CEO and our other NEOs for fiscal 2025, broken down by base salary, annual cash incentive bonus plan, time-vested restricted stock units (“TRSUs”) and performance-based restricted stock units (“PRSUs”).

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2025 Compensation Mix(1)
CEO

2025 Compensation Mix(1)
Other NEOs
(1)Based on target payouts.
Culture of the Company
We encourage our employees, including our executives, to “Imagine More.” We seek the game-changers, innovators and dreamers – those who are driven to find a better way of doing things for customers and each other. We encourage community involvement and opportunities that support team members, both inside and outside the office. We may be a digital bank, but we strongly believe in the power of personal connection and collaboration, resulting in a relationship rich culture that enables us to live to our very best potential. Our focus on employees is evident in the number of “best workplace” awards we have been honored with over the years, including being named one of “Central Indiana’s Top Workplaces” by The Indianapolis Star for twelve years in a row. We believe that our excellent pay packages, a culture of growth and innovation, and Company-wide pride in our exemplary customer service all enhance our ability to attract and retain top talent.
The Process for Compensation Decisions
The Committee, our CEO and outside advisors all play a role in compensation decisions. The sections that follow describe these parties’ respective roles in the compensation-setting process, as well as other important factors that impact compensation decisions.
Role of the Compensation Committee
The Committee is composed entirely of independent directors as determined under the Nasdaq rules. The Committee determines target total compensation and the appropriate allocation of each NEO’s potential compensation among base salary, short-term incentive compensation, long-term incentive compensation, and other components. Based on our strategic plan and budget, the Committee sets the appropriate goals and measures under the Annual Cash Bonus Plan and LTIP and communicates those goals and measures to covered NEOs.
The responsibilities of the Committee include:
•determining our executive compensation philosophy, objectives, policies and programs;
•administering our compensation programs; and
•approving or ratifying all compensation-related decisions for the NEOs.
When making executive compensation decisions, the Committee analyzes and seriously considers the feedback of shareholder advisory firms who are communicating our shareholders’ questions and concerns, as well as feedback received directly from shareholders.
In addition, the Committee regularly:
•engages an independent compensation consultant and considers input from such compensation consultant; and,

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•considers readily available market data to assess the appropriateness and competitiveness of our current compensation practices.
Role of Executive Management
For all executives other than our CEO, the Committee considers the recommendation of our CEO with respect to salary levels and incentive compensation. Our CEO’s compensation is determined by the Committee. The Committee applies the same principles for executive compensation in determining our CEO’s compensation that it applies in determining the compensation of our other NEOs. The CEO is not present during deliberations or voting on his compensation.
Role of Outside Consultants
Pursuant to authority in its charter, the Committee regularly engages a compensation consultant to assist in compensation matters. In recent years, the Committee engaged Aon plc ("Aon") as its independent compensation consultant to assist in this process. The Committee has assessed the independence of Aon pursuant to SEC rules and concluded that the firm’s work for the Committee does not raise any conflict of interest. The Committee utilized certain comparative information provided by Aon as a data point in its evaluation of the appropriateness and competitiveness of our 2025 executive compensation program and on matters of director compensation.
Retained directly by the Committee and reporting directly to the Committee, Aon prepared a comprehensive “Executive Compensation Review” report. In this report, Aon provided peer group analysis, an evaluation of the comments received from proxy advisory firms, as well as other market information to help guide the Committee in its review and decision-making process. This report helped inform the Committee in structuring the NEO compensation program. The Committee believes these actions enhance the alignment between executive compensation and Company performance and grow shareholder value.
Compensation Decisions for 2025
The Committee met in December of 2024 and made decisions on the 2025 base salary for our NEOs, the performance metrics and weighting for the 2025 Annual Cash Bonus Plan, and the terms of the Company’s long-term incentive program for 2025. The Committee then met in March 2026 to determine and make awards based on 2025 performance under the 2025 Annual Cash Bonus Plan and PRSU award agreements entered into in 2023. Based on the Company's performance in 2025, NEOs did not receive any cash bonus under the 2025 Annual Cash Bonus Plan and did not receive any PRSUs under the 2023 PRSU award agreements.
The compensation packages for our NEOs consist primarily of an annual base salary, short-term incentive compensation and long-term incentive compensation. The Committee believes that our competitive compensation is an appropriate reflection of our growth and market position, and has been an important factor in our NEOs’ satisfaction, performance and retention.
•Annual Base Salaries. This is the only element of executive compensation, other than employee benefits that are available to all employees, that is not at risk. We utilize base salaries to compensate our NEOs for day-to-day contributions and expertise. We believe that offering competitive base salaries is a key factor in attracting and retaining talent. When deciding on the appropriate annual base salary for each NEO, the Committee takes into consideration the recommendations of our CEO (with respect to the other NEOs), readily available market data, the individual’s performance, roles and responsibilities and expert advice.
•Short-Term Incentive Compensation. In December 2024, the Committee established performance metrics for 2025 under the Annual Cash Bonus Plan, consisting of GAAP net income ("Net Income"), net interest income as stated in our annual report ("Net Interest Income"), nonperforming assets (non-performing loans and real estate) to total assets ratio (i.e., total dollar amount of nonperforming assets divided by dollar amount of total assets) ("Nonperforming Assets to Total Assets") and Texas ratio (the value of the Bank’s non-performing assets divided by the sum of its tangible common equity capital and loan loss reserves) ("Texas Ratio"). The Annual Cash Bonus Plan provides for awards to be earned for a fiscal year under each plan criterion, independent of the other criteria. For each metric, the Committee determined a threshold, target and maximum level of achievement based on the Company’s operating plan for 2025. The specific threshold, target and maximum opportunity for each NEO is expressed as a percentage of annual

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base salary, reflective of the NEO’s role and our compensation philosophy. Awards are interpolated to the next whole percent between the threshold, target and maximum goals. The four performance metrics were evenly weighted at 25% each for 2025. However, the Annual Cash Bonus Plan requires, as a condition precedent to any bonus, that the Company report positive net income for the applicable year.
In March 2026, the Committee met and determined that no bonuses would be paid under the 2025 Annual Cash Bonus Plan because the Company did not report positive net income for 2025.
•Long-Term Incentive Compensation. The First Internet Bancorp 2022 Equity Incentive Plan (the “2022 Plan”) is a shareholder-approved plan that permits the Committee to provide executives with equity-based compensation opportunities. The Committee believes that equity-based awards that include multi-year vesting requirements provide our executives with an ownership stake in the Company, promote executive retention and are prudent in light of market competition. The Committee also believes that grants of restricted stock units are an effective means to align the interests of executives more closely with those of our shareholders and that grants of performance-based equity awards directly link executive compensation with performance.
Both PRSUs (60% of total) and TRSUs (40% of total) were awarded for 2023, 2024 and 2025. These equity-based awards were generally designed with the following features:
•PRSUs
◦Performance goals in PRSUs are tied to performance metrics, which were return on average assets and Nonperforming Asset Ratio for PRSUs granted in 2023, 2024 and 2025;
◦If the Nonperforming Asset Ratio goal is not met, no PRSU awards vest;
◦If the Nonperforming Asset Ratio goal is met, the PRSUs vest based upon the level of performance relative to the return on average assets goal;
◦The number of PRSUs earned scales with performance, up to a capped amount; and
◦PRSUs “cliff vest,” if earned, at end of three-year performance period.
•TRSUs vest in three substantially equal installments over three years.
The Committee believes that shareholder value is and will be driven more by an increase in Net Income and resulting increase in return on average assets. However, the Committee considers the Nonperforming Asset Ratio as essential to ensure that the Company does not encourage excessive risk taking by management.
We believe that this equity incentive award structure for our NEOs aligns our compensation structure for NEOs with current industry standards and shareholder interests.
•Broad-Based Benefits. We provide employee benefits to our NEOs on the same terms as provided to our other employees in an effort to encourage retention, including retirement and other related benefits.
•Medical, Disability and Life Insurance. All full-time employees, including our NEOs, participate in insurance benefits coverage to help manage the financial impact of ill health, disability and death. NEOs are also eligible to participate in increased life insurance coverage at their election.
•Retirement Benefits. We maintain a 401(k) plan for substantially all employees, as defined in the plan. Employees may contribute to the plan, and we match employee contributions equal to 100% of the first 2.0% of employee deferrals and then 50% on deferrals over 2% up to a maximum of 6% of an individual’s total eligible compensation, which vests immediately. In addition, we have not historically but may make additional discretionary matching contributions which vest at a rate of 50% per year of employment and are fully vested after the completion of two years of employment.
•Employee Stock Purchase Plan. We maintain an employee stock purchase plan (the “ESPP”), in which all of our full-time employees are eligible to participate. The ESPP permits employees to acquire shares of our common stock through periodic payroll deductions. Purchases under the ESPP are not subject to any discount or supplemental employer contribution or subsidy.

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EXECUTIVE COMPENSATION
Peer Group Competitive Compensation Analysis
In evaluating whether compensation for our NEOs is competitive, the Committee collects compensation data from a group of companies for use as an additional data point. However, the Company’s unique business model limits the efficacy of “peer group” data. For example, we have a national footprint in that, through our platform, we gather deposits, make public finance loans, single tenant lease financing loans, healthcare finance loans, franchise finance loans and small business loans on a nationwide basis. But unlike most large banks with a national footprint, our footprint thus far is the result of organic growth and is without the benefit of any acquisition of another financial institution, without a wealth management division, and without an insurance affiliate. Further, unlike most large banks with a national footprint, we have no “brick and mortar” branch network, nor its resulting overhead. Similarly, traditional community banks with assets of $3.5 billion to $6 billion generally do not have our national deposit customer base or a national lending platform. Unlike our Company, most of these community banks of similar size have grown in part by acquisitions. Also, unlike us, these community banks frequently have a branch network to maintain and manage.
As a result of the foregoing, the Committee has been challenged to identify a suitable peer group for use in making compensation decisions. Nonetheless, with the assistance of Aon, the Committee has identified a group of bank and financial holding companies for use in making compensation decisions. The Company utilized the following criteria to select a peer group for 2025 compensation decisions:
•asset size ranging from $3.0 billion to $10 billion;
•no significant wealth management or insurance revenue; and,
•Metropolitan Statistical Areas 3-100 (this excludes New York and Los Angeles, and banks headquartered in smaller metropolitan areas. The Company is located in the Indianapolis metropolitan statistical area of Indianapolis, which is ranked 33).

This resulted in the following peer group utilized by the Committee as one element of making determinations on 2025 compensation:

1.Amerant Bancorp Inc. (AMTB)
2.Axos Financial Inc. (AX)
3.Bankwell Financial Group Inc. (BWFG)
4.Bridgewater Bancshares Inc. (BWB)
5.Brookline Bancorp Inc. (BRKL)
6.Business First Bancshares, Inc. (BFST)
7.CapStar Financial Holdings Inc. (CSTR)
8.Coastal Financial Corp. (CCB)
9.CrossFirst Bankshares, Inc. (CFB)
10.Equity Bancshares, Inc. (EQBK)
11.Farmers & Merchants Bancorp (FMAO)
12.Farmers & Merchants Bancorp (FMCB)

13.FiveStar Bancorp (FSBC)
14.HarborOne Bancorp Inc. (HONE)
15.Heritage Commerce Corp. (HTBK)
16.Hingham Institute for Savings (HIFS)
17.Independent Bank Corp. (IBCP)
18.Mercantile Bank Corp. (MBWM)
19.MetroCity Bancshares Inc. (MCBS)
20.National Bank Holdings Corp. (NBHC)
21.Primis Financial Corp. (FRST)
22.Republic Bancorp Inc. (RBCA.A)
23.Southern First Bancshares Inc. (SFST)
24.Third Coast Bancshares Inc. (TCBX)

One “exception” to the size parameter above in the peer group is Axos Financial, Inc., which had $28 billion in assets at December 31, 2025. Axos Financial, Inc., was selected to be a part of the peer group because its business model most closely follows our model.
2025 Base Salaries
In considering the base salary amounts for 2025, the Committee considered each NEO’s:
•skills, qualifications and experience;
•responsibilities and future potential;
•salary level for the prior fiscal year; and
•performance, as reflected in his or her performance review.
The Committee also reviewed the organic growth of the Company and the related balance sheet management and the performance of the Company.

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EXECUTIVE COMPENSATION
In determining the salary of Mr. Becker, the Committee also considered that Mr. Becker was instrumental in creating the unique business model of the Company. The Committee believes that the Company’s senior leadership team has provided strong, steady and seasoned leadership for the Company, created a scalable technology driven business model with a nationwide loan and deposit generating platform, and promoted a culture of excellent customer service, which has resulted in additional growth and value.
The following table sets forth the annual base salary of each of the NEOs for 2024 and the annual base salary established by the Committee for each of those NEOs for 2025, as well as the percentage increase between the two years:

NAME	ANNUAL BASE SALARY		% CHANGE
	2024	2025
David B. Becker	$824,000	$848,720	3.0%
Nicole S. Lorch	$515,000	$540,750	5.0%
Kenneth J. Lovik	$374,920	$390,000	4.0%
The Committee considered the recommendations of our CEO with respect to the other NEOs.
2025 Short-Term Incentive Compensation
The Committee also established short-term incentive performance goals for 2025 for senior management, including all of our NEOs, pursuant to the Annual Cash Bonus Plan. The Annual Cash Bonus Plan criteria for 2025 provided an opportunity for each participant to earn an annual cash bonus based on the Company’s achievement (at threshold, target and maximum levels) of budgeted goals for Net Income, Net Interest Income, Nonperforming Assets Ratio and Texas Ratio.
The budgeted goals are those which were established in the 2025 annual budget of the Company approved by the Board. These budgeted goals were $38.7 million for Net Income, $121 million for Net Interest Income, 1.00% for the Nonperforming Assets Ratio and 10.0% for Texas Ratio.
The Annual Cash Bonus Plan also required that the following conditions be met for payments to be made with respect to 2025 performance:
•The executive must have achieved a satisfactory individual 2025 performance rating.
•The Company must have reported positive Net Income for 2025 (taking into account the expense of paying all incentive compensation but not any expense attributable to the cost of raising capital).
•The Company must have declared in 2025, and paid not later than January 31, 2026, cash dividends that equal or exceed the cash dividends declared for the preceding calendar year.
•The Bank must have received a satisfactory regulatory review for the immediately preceding fiscal year, as determined by the Committee.
If the financial goals and conditions were met, then each NEO would be eligible to receive a cash bonus that would range from the following minimum and maximum percentages of the officer’s annual base salary:

NAMED EXECUTIVE OFFICER	PERCENTAGE OF ANNUAL BASE SALARY
	THRESHOLD (90%)	TARGET (100%)	MAXIMUM (115%)
David B. Becker	20%	55%	70%
Nicole S. Lorch	20%	55%	70%
Kenneth J. Lovik	15%	50%	60%

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EXECUTIVE COMPENSATION
In March 2026, the Committee met and determined that no cash bonuses would be paid because the Company did not report positive Net Income for 2025.
2025 Long-Term Incentive Compensation Actions
In January 2025, the Committee granted equity incentive awards to our senior management, including our NEOs. These equity incentive awards to the NEOs were comprised of both PRSUs and TRSUs and have a vesting and/or performance period of three years, as detailed below.
The number of RSUs awarded to each NEO was determined by dividing a percentage of the NEO’s annual base salary by a reference price equal to the closing price of a share of common stock on the last trading day of 2024, which was $35.99. Mr. Becker and Ms. Lorch each received an award representing 75% of his or her respective annual base salary, and Mr. Lovik received an award representing 60% of his annual base salary. As a result, the following RSUs were granted to our NEOs as part of their 2025 compensation package:

NAME	PRSUs (TARGET PAYOUT)	TRSUs	TOTAL RSUs (TARGET PAYOUT)
David B. Becker	10,612	7,075	17,687
Nicole S. Lorch	6,761	4,508	11,269
Kenneth J. Lovik	3,901	2,601	6,502
The PRSUs (60% of total RSUs based on target payout) may be earned by the NEO depending on the Company’s achievement of performance goals established by the Committee for return on average assets and the non-performing asset percentage, as measured over a three-year period (beginning January 1, 2025 and ending on December 31, 2027). The PRSUs provide:
•The Company must achieve the gateway goal for non-performing assets, as determined by the Committee, at the end of the three-year performance period; otherwise, none of the PRSUs will vest and all of the PRSUs shall be forfeited.
•If the Company achieves the goal for non-performing assets, a number of PRSUs will be eligible to vest at the end of the performance period based on the achievement by the Company of the return on average assets goal, as determined by the Committee. The number of PRSUs that will vest will range from 0% (if performance is below the threshold level), 50% (if performance is at the threshold level), 100% (if performance is at target) to 150% (if performance is at or above the maximum level.)
•If at least threshold performance has been met, a number of PRSUs depending on performance will be earned and will vest as of December 31, 2027, the end of the three-year performance period. In order to vest, the NEO must maintain continued employment with the Company through the end of the performance period, unless the NEO’s employment terminates because of death, disability, or separation of service without cause after attaining the age of 65 (at which point only a pro-rated portion of the award based on actual performance would vest at the end of the performance period).
For 2025, the gateway nonperforming assets goal requires that the Company attain either (i) a Nonperforming Assets Ratio of less than 1.5% as of the last day of the final year of the 3-year performance period, or (ii) a Nonperforming Assets Ratio better than the 75th percentile of the Company’s peer group utilized for 2025 compensation decisions.
The return on average assets goal is as follows:
•target return on average assets goal:           1.0%
•threshold return on average assets goal:      0.9%
•maximum return on average assets goal:     1.5%
The TRSUs (40% of total RSUs) will become fully vested and nonforfeitable in three substantially equal installments on January 31, 2026, 2027 and 2028, subject to continued employment through the vesting date,

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unless the NEO’s employment terminates because of death, disability, or separation of service without cause after attaining the age of 65, in which event only a prorated portion of the award would vest.
In March 2026, the Committee, utilizing the Company’s audited financial statements, reviewed the Company’s 2025 performance to determine whether the Company had achieved the nonperforming assets ratio and return on average assets goals governing PRSUs granted to NEOs in 2023. The Committee determined that the nonperforming assets ratio goal had been met, but that the return on average assets goal had not been met. The Committee therefore determined that none of the PRSUs granted to NEOs in 2023 had vested, and those PRSUs were forfeited.
Compensation Decisions for 2026
2026 Peer Group
Subsequent to the 2025 Annual Meeting, the Committee again utilized Aon to advise as to a peer group for use in making determinations on compensation. In general, the Committee determined to utilize substantially similar criteria as it had in determining the peer group for 2025 but made some slight revisions to account for the Company’s growth in asset size and servicing revenue. Criteria were:
•asset size ranging from $4.25 billion to $12 billion;
•no significant wealth management or insurance revenue; and,
•Metropolitan Statistical Areas 3-100 (this excludes New York and Los Angeles, and banks headquartered in smaller metropolitan areas. The Company is located in the Indianapolis metropolitan statistical area of Indianapolis, which is ranked 33).

This resulted in a number of changes to the peer group. The peer group utilized by the Committee as one element of making determinations on 2026 compensation consisted of the following:

1.Amerant Bancorp Inc. (AMTB)
2.Axos Financial Inc. (AX)
3.Bridgewater Bancshares Inc. (BWB)
4.Brookline Bancorp Inc. (BRKL)
5.Business First Bancshares, Inc. (BFST)
6.Byline Bancorp (BY)
7.Coastal Financial Corp. (CCB)
8.Eagle Bancorp Inc. (EGBN)
9.Equity Bancshares, Inc. (EQBK)
10.Farmers & Merchants Bancorp (FMCB)

11.FiveStar Bancorp (FSBC)
12.HarborOne Bancorp Inc. (HONE)
13.Heritage Commerce Corp. (HTBK)
14.Hingham Institute for Savings (HIFS)
15.Independent Bank Corp. (IBCP)
16.Mercantile Bank Corp. (MBWM)
17.Mid Penn Bancorp Inc. (MPB)
18.National Bank Holdings Corp. (NBHC)
19.Republic Bancorp Inc. (RBCA.A)
20.Southern First Bancshares Inc. (SFST)
21.Stellar Bancorp (STEL)
22.Third Coast Bancshares Inc. (TCBX)
23.Westamercia Bancorp (WABC)

2026 Base Salaries
The table below sets forth the annual base salary of each of the NEOs for 2025 and the annual base salary established by the Committee for each of those NEOs for 2026, as well as the percentage increase between the two years:

NAME	ANNUAL BASE SALARY		% CHANGE
	2025	2026
David B. Becker	$848,720	$874,182	3.0%
Nicole S. Lorch	$540,750	$562,380	4.0%
Kenneth J. Lovik	$390,000	$401,700	3.0%
2026 Short-Term Incentive Compensation Actions
The Committee, relying on the Company’s budget and priorities for 2026, determined not to change the performance metrics that will be used to determine each NEO’s eligibility for cash bonuses on account of 2026

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performance under the Annual Cash Bonus Plan. The Committee believes that the metrics appropriately balance the goals of increasing income and net interest income with prudent credit risk management. Each of the four performance metrics (Net Income, Net Interest Income, Nonperforming Assets Ratio and Texas Ratio) were weighted at 25%.
2026 Long-Term Incentive Compensation Actions
In January 2026, the Committee acted to award an aggregate of 63,176 RSUs to our NEOs, consisting of 37,906 (60%) PRSUs and 25,270 (40%) TRSUs, under the 2022 Plan and in accordance with the Company’s long-term incentive program. Similar to the awards in 2025, these awards have a performance and/or vesting period of three years.
The number of RSUs awarded to each executive was determined by dividing a percentage of the executive’s 2026 base salary by a reference price equal to the closing price of a share of common stock on the last trading day of 2025, which was $20.87. Mr. Becker and Ms. Lorch each received an award representing 75% of his or her respective annual base salary, and Mr. Lovik received an award representing 60% of his annual base salary. As a result, the following RSUs were granted to our NEOs as part of their 2026 compensation package:

NAME	PRSUs (TARGET PAYOUT)	TRSUs	TOTAL RSUs (TARGET PAYOUT)
David B. Becker	18,850	12,566	31,416
Nicole S. Lorch	12,127	8,084	20,211
Kenneth J. Lovik	6,929	4,620	11,549
The PRSUs (60% of total RSUs based on target payout) may be earned by the NEO depending on the Company’s achievement of performance goals established by the Committee for return on average assets and Nonperforming Assets Ratio, as measured over a three-year period (beginning January 1, 2026 and ending on December 31, 2028). The PRSUs provide:
•If the Company fails to achieve the goal for nonperforming assets, as determined by the Committee, at the end of the three-year performance period, none of the PRSUs will vest and all of the PRSUs shall be forfeited.
•If the Company achieves the nonperforming assets goal at the end of the performance period, a number of PRSUs will be eligible to vest at the end of the performance period, based on the achievement by the Company, as determined by the Committee, of the return on asset goal. The number of PRSUs that will vest will range from 0% (if performance is below the threshold level), 90% (if performance is at the threshold level), 100% (if performance is at target) to 150% (if performance is at or above the maximum level).
•If at least threshold performance is met, a number of PRSUs depending on performance will be earned and will vest as of December 31, 2028, the end of the three-year performance period. The vesting will be further conditioned upon the NEO maintaining continued employment with the Company through the vesting date or the termination of the NEO’s employment because of death, disability, or separation of service without cause after attaining the age of 65, in which event only a pro-rated portion of the award based on actual performance would vest at the end of the performance period.
The TRSUs (40% of total RSUs) become fully vested and nonforfeitable in three substantially equal installments on January 31, 2027, 2028 and 2029, subject to continued employment through the vesting date or termination of the NEO’s employment because of death, disability, or separation of service without cause after attaining the age of 65, in which event only a prorated portion of the award would vest.
Tax Considerations
Section 162(m) of the Internal Revenue Code ("Code") generally disallows a federal tax deduction to a public company for compensation in any tax year paid to certain “covered employees” to the extent that the compensation to such officer exceeds $1 million.
Despite these limits on the deductibility of performance-based compensation, the Committee believes that a significant portion of our NEOs’ compensation should be tied to Company performance. The Committee’s ability

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to continue to provide a competitive compensation package to attract, motivate and retain the Company’s most senior executives is considered critical to the Company’s success and to advancing the interests of its shareholders.
Section 409A of the Code also affects the payments of certain types of deferred compensation to key employees and includes requirements relating to when payments under such arrangements can be made, acceleration of benefits, and timing of elections under such arrangements. Failure to satisfy these requirements will generally lead to an acceleration of the timing for including deferred compensation in an employee’s income, as well as certain penalties and interest. Our nonqualified deferred compensation arrangements are exempt from, or meet, the requirements of Section 409A of the Code.
Report of the Compensation Committee
The Committee has reviewed the above Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. This report is provided by the following independent directors who comprise the Compensation Committee:

Aasif M. Bade	John K. Keach, Jr. Chair	Michele "Mel" Raines
Reconciliation of Non-GAAP Financial Measures
This proxy statement contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures, including net tangible book value, for example, are used by management to measure the Company’s performance and may be considered by our Compensation Committee in the process of determining payouts under incentive compensation arrangements. Although the Company believes these non-GAAP measures provide investors with a greater understanding of its business, they should not be considered a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the following table.

	TWELVE MONTHS ENDED DECEMBER 31,
	2025	2024
Total equity – GAAP	$359,767	$384,063
Adjustments:
Goodwill	(4,687)	(4,687)
Tangible common equity	$355,080	$379,376
Total assets – GAAP	$5,571,647	$5,737,859
Adjustments:
Goodwill	(4,687)	(4,687)
Tangible assets	$5,566,960	$5,733,172
Common shares outstanding	8,686,994	8,667,694
Book value per common share	$41.41	$44.31
Effect of goodwill	(0.54)	(0.54)
Tangible book value per common share	$40.87	$43.77

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EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth certain information regarding compensation of the Company’s Named Executive Officers for the three most recent completed fiscal years.

NAME AND PRINCIPAL POSITION(S)	YEAR	SALARY ($)		STOCK AWARDS(1)(2) ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION(3) ($)	ALL OTHER COMPENSATION(4) ($)	TOTAL ($)
David B. Becker Chairman and CEO	2025	848,720		628,001	—	15,280	1,492,001
	2024	824,000		629,990	450,100	30,661	1,934,751
	2023	800,000		623,880	280,000	23,442	1,727,322
Nicole S. Lorch President, COO and Corporate Secretary	2025	540,750		400,004	—	17,863	958,617
	2024	515,000		393,672	281,319	14,002	1,203,993
	2023	500,000		388,816	175,000	11,201	1,064,864
Kenneth J. Lovik Executive Vice President and CFO	2025	390,000		230,827	—	18,528	639,355
	2024	374,920		229,298	176,681	18,978	799,877
	2023	364,000	226,970	226,970	109,200	13,087	940,227
(1)Amounts shown represent the aggregate grant date fair value of equity awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, based on the closing stock price on the grant date, as reported by Nasdaq. Amounts for 2025 represent PRSUs and TRSUs granted on January 6, 2025. Amounts for 2024 represent PRSUs and TRSUs granted on January 2, 2024. Amounts for 2023 represent PRSUs and TRSUs granted on January 6, 2023. Further information regarding these awards is included in the “Outstanding Equity Awards at Fiscal Year-End” table elsewhere in this proxy statement. The values for TRSUs represent the full number of shares eligible for vesting. The values for PRSUs are based on the assumed probable outcome of the performance conditions assessed as of the grant date. The potential value of RSUs granted uses closing stock prices of $34.72 for the 2025 RSUs, $24.13 for the 2024 RSUs, and $24.75 for the 2023 RSUs. The grant date fair values and actual value of dividend equivalents earned on outstanding RSUs during the applicable year were as follows:

NAME	YEAR	GRANT DATE FAIR VALUE OF AWARD(S) ($)	DIVIDEND EQUIVALENTS EARNED (CASH) ($)
David B. Becker	2025	614,093	13,908
	2024	616,473	13,517
	2023	611,622	12,258
Nicole S. Lorch	2025	391,260	8,744
	2024	385,308	8,364
	2023	382,264	6,552
Kenneth J. Lovik	2025	225,749	5,078
	2024	224,409	4,889
	2023	222,651	4,319
Further information related to the performance-based award program is included earlier in this proxy statement.
(2)Values for PRSUs are computed based on the target number of shares. If the maximum level of the performance conditions were achieved, the value of the 2025 PRSUs included in the “Stock Awards” column, as of the date of grant, would be as follows: Mr. Becker, $552,673; Ms. Lorch, $352,130; and Mr. Lovik, $203,181.
(3)Represents cash bonuses earned during each of the applicable fiscal years under the applicable year’s Annual Cash Bonus Plan and paid in the following year.
(4)Represents life insurance premiums under group term life insurance plans and matching contributions under our 401(k) Plan. The matching contributions were made on the same terms as provided to all other Company employees.

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EXECUTIVE COMPENSATION
Grants of Plan-Based Awards
The following table provides information regarding grants of plan-based awards to each NEO during the year ended December 31, 2025, which consisted of cash bonus opportunities awarded for 2025 under the Annual Cash Bonus Plan and TRSUs and PRSUs granted under the 2022 Plan.

NAME	GRANT DATE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS				ALL OTHER STOCK AWARDS		GRANT DATE FAIR VALUE OF STOCK AWARDS (2) ($)
		THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD(3) (#)	TARGET (#)		MAXIMUM(4) (#)	(#)
David B. Becker	1/1/2025	42,436	466,796	594,104
	1/6/2025								7,075	(5)	245,644
	1/6/2025				5,306	10,612	(6)	15,918			368,449
Nicole S. Lorch	1/1/2025	27,038	297,413	378,525
	1/6/2025								4,508	(5)	156,518
	1/6/2025				3,381	6,761	(6)	10,142			234,742
Kenneth J. Lovik	1/1/2025	14,625	195,000	234,000
	1/6/2025								2,601	(5)	90,307
	1/6/2025				1,951	3,901	(6)	5,852			135,443
(1)Represents threshold, target and maximum payments that could have been earned for 2025 performance under the Annual Cash Bonus Plan as described above. Threshold reflects achievement of any single performance objective. The details of the plan and determination of actual payouts are discussed under the heading “2025 Short-Term Incentive Compensation” in the Compensation Discussion above and actual payouts are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.
(2)Grant date fair value determined in accordance with FASB ASC Topic 718. Amounts shown represent the value of the applicable number of shares using the closing stock price on the date of grant as reported by Nasdaq. For the PRSUs, the actual number of shares that could be earned ranged from 0% to 150% of the target amount and the number of shares used for the value reported is based on the assumed probable outcome of the performance conditions assessed as of the grant date, which was equal to target performance.
(3)Represents 50% of target number of shares to be issued pursuant to PRSUs granted under the 2022 Plan. See footnote 6 for additional details.
(4)Represents 150% of target number of shares to be issued pursuant to PRSUs granted under the 2022 Plan. See footnote 6 for additional details.
(5)Represents number of shares to be issued pursuant to TRSUs granted under the 2022 Plan scheduled to vest in substantially equal installments on January 31, 2026, 2027 and 2028. For additional information, see “Compensation Decisions for 2025 – 2025 Long-Term Incentive Compensation.” The TRSUs are eligible to receive dividends, which are subject to the same terms and restrictions as the TRSUs and would be forfeited if the underlying TRSUs do not vest.
(6)Represents target number of shares to be issued pursuant to PRSUs granted under the 2022 Plan that may be earned based on a performance period through December 31, 2027 that, when earned, are eligible to settle in shares of common stock, subject to certain additional conditions to vesting. For additional information, see “Compensation Decisions for 2025 – 2025 Long-Term Incentive Compensation.” The PRSUs are eligible to receive dividends, which are subject to the same terms and restrictions as the PRSUs and would be forfeited if the underlying PRSUs do not vest.

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EXECUTIVE COMPENSATION
Outstanding Equity Awards at Fiscal Year-End
The following table provides information, as of December 31, 2025, for each NEO's outstanding equity awards. The outstanding equity awards consist of RSUs granted pursuant to the 2022 Plan.

NAME	GRANT DATE	STOCK AWARDS
		EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED(1) ($)
David. B. Becker	1/6/2023	3,295	(2)	68,767
	1/6/2023	14,827	(3)	309,439
	1/2/2024	6,812	(4)	142,166
	1/2/2024	15,329	(5)	319,916
	1/6/2025	7,075	(6)	147,655
	1/6/2025	10,612	(7)	221,472
Nicole S. Lorch	1/6/2023	2,059	(2)	42,971
	1/6/2023	9,267	(3)	193,402
	1/2/2024	4,258	(4)	88,864
	1/2/2024	9,581	(5)	199,955
	1/6/2025	4,508	(6)	94,082
	1/6/2025	6,761	(7)	141,102
Kenneth J. Lovik	1/6/2023	1,199	(2)	25,023
	1/6/2023	5,398	(3)	112,656
	1/2/2024	2,480	(4)	51,758
	1/2/2024	5,580	(5)	116,455
	1/6/2025	2,601	(6)	54,283
	1/6/2025	3,901	(7)	81,414
(1)Value is calculated by multiplying the number of shares by $20.87, the closing price of our common stock on the last trading day of 2025, as reported by Nasdaq.
(2)Represents TRSUs outstanding under the 2022 Plan scheduled to vest in three substantially equal installments on each January 31 following the date of grant.
(3)Represents target PRSUs outstanding under the 2022 Plan that remained subject to vesting based on performance metrics over three-fiscal year period ending December 31, 2025. In March 2025, the Committee determined that the Company achieved the non-performing assets goal but did not achieve threshold of the return on average assets goal. Accordingly, the Committee certified and directed the Company that these PRSUs were to be forfeited.
(4)Represents TRSUs outstanding under the 2022 Plan scheduled to vest in three substantially equal installments on each January 31 following the date of grant.
(5)Represents target PRSUs outstanding under the 2022 Plan that remained subject to vesting based on performance metrics over three-fiscal year period ending December 31, 2026.
(6)Represents TRSUs outstanding under the 2022 Plan scheduled to vest in three substantially equal installments on each January 31 following the date of grant.
(7)Represents target PRSUs outstanding under the 2022 Plan that remained subject to vesting based on performance metrics over three-fiscal year period ending December 31, 2027. See “Executive Compensation – Compensation of Executives in 2025 - 2025 Long-Term Incentive Compensation Actions” for details regarding vesting criteria.

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EXECUTIVE COMPENSATION
Option Exercises and Stock Vested
The following table provides information concerning the vesting of TRSUs during 2025 on an aggregated basis for each of the NEOs. No PRSUs vested in 2025. There were no stock options outstanding during 2025.

NAME	STOCK AWARDS
	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
David. B. Becker	8,402	$273,653
Nicole S. Lorch	5,187	$168,941
Kenneth J. Lovik	2,006	$65,335
(1)Represents RSUs issued under the 2013 Plan and 2022 Plan.
(2)Value calculated using the closing price of our common stock as of the date of the respective vesting, or the nearest date on which a sale of shares occurred, as reported by Nasdaq.
Employment Agreements
We are party to employment agreements with our NEOs, each of which provides for annual base salaries and annual bonuses, if any, as determined from time to time by the Compensation Committee. The annual bonuses are to be determined with reference to the achievement of annual performance objectives established by the Compensation Committee for the NEOs. The agreements also provide that the NEOs may be awarded additional compensation, benefits or consideration as the Compensation Committee may determine. Each agreement has its own set terms, which automatically renew for successive one-year terms.
Amended and Restated Employment Agreement with Mr. Becker
Mr. Becker’s Amended and Restated Employment Agreement was effective as of March 1, 2013 and auto-renews for one year terms as of December 31 each year, unless Mr. Becker, the Company or the Bank provides written notice ninety (90) days in advance of December 31. The agreement provides that if his employment is terminated by us for “cause,” or by him without “good reason,” then he will be paid only the amounts then due for his services through the date of termination. If Mr. Becker’s employment is terminated without “cause” or he resigns for “good reason,” then he will be paid, in twelve equal monthly payments beginning the month following termination, an amount equal to two times the sum of (x) his then-current annual base salary plus (y) 120% of the amount of the annual bonus he was paid for the calendar year preceding the termination. If Mr. Becker’s employment is terminated due to non-renewal of his employment agreement, then he will be paid, in twelve equal monthly payments beginning the month following termination, an amount equal to two times the sum of (x) his then-current annual base salary plus (y) 120% of the amount of the annual bonus he was paid for the calendar year preceding the termination. If Mr. Becker’s employment is terminated due to his death, then his estate will be paid an amount equal to 120% of the annual bonus he was paid for the calendar year preceding the termination in a lump sum. If Mr. Becker’s employment is terminated due to disability, then he will be paid, over twelve months, an amount equal to the sum of (x) his then-current annual base salary plus (y) 120% of the annual bonus he was paid for the calendar year preceding the termination. If Mr. Becker’s employment is terminated without “cause” or due to death or disability, due to non-renewal of his agreement, or he resigns for “good reason,” he and his family will receive, for the number of months remaining under the employment term in effect on the termination date, health and welfare benefits equal to those provided to Mr. Becker and his family prior to the termination date (or a reimbursement of the cost of such continuation of benefits) (“Benefits Continuation”) (provided that in the case of a non-renewal of his employment agreement, Benefits Continuation will last for one year).
If Mr. Becker’s employment agreement is not renewed or his employment terminates or if he resigns for any reason within twelve months following a change in control, then he will be paid, in twelve equal monthly payments beginning the month following the end of his employment, an amount equal to the sum of (x) three times his then-current annual base salary plus (y) two times 120% of the amount of the annual bonus he was paid for the calendar year preceding the termination, plus Benefits Continuation and outplacement assistance; provided, however, that if the total payments relating to a change in control would be subject to an excise tax pursuant to Section 280G of the Code, he will receive the greater of the maximum amount that could be paid to him without imposing excise taxes, or the amount which he would receive after paying the excise taxes.

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EXECUTIVE COMPENSATION
Unless Mr. Becker’s employment is terminated by us for “cause,” terminated by him without “good reason,” or terminated pursuant to a non-renewal of his agreement, then, to the fullest extent permitted by law, all restrictions on any outstanding incentive awards, including equity awards, will lapse and become 100% vested.
Employment Agreements with Other NEOs
The Company and the Bank entered into employment agreements with Ms. Lorch and Mr. Lovik, effective as of April 20, 2022. The initial terms of the employment agreements for Ms. Lorch and Mr. Lovik expired on December 31, 2024, but they each auto-renew annually for one year terms unless one party provides notice to the other party at least ninety (90) days in advance of the expiration of the then existing term. The agreements provide that, if either executive’s employment is terminated by us for any reason other than for “cause” (as defined in the employment agreement) or is terminated by them for “good reason” (as defined in the employment agreement), and in either case the termination of employment occurs before a change of control, then the executive will be eligible to receive, in addition to all compensation and benefits ordinarily payable through the date of termination: (A) continued payments of base salary for the greater of (i) the remaining term of the agreement and (ii) 24 months; (B) a lump sum payment equal to the greater of (1) the average of cash bonuses paid or payable in the three fiscal years prior to the fiscal year in which the termination occurred and (2) the amount of cash bonus the executive was designated to receive under the then current annual incentive plan; (C) acceleration of all outstanding time-based equity awards; and (D) payment of the Company portion of COBRA premiums for up to 12 months.
If any such termination occurs within twelve months after a change of control (as defined in the employment agreement), then the executive will be eligible to receive substantially the same severance benefits, except that (A) payments of base salary would continue for 24 months and (B) payment of the Company portion of COBRA premiums would continue for up to 18 months.
All of the above severance benefits remain contingent on the executive signing and not revoking a release of claims and the executive remaining in strict compliance with non-solicitation, non-competition, and confidentiality covenants for a period of at least one year after termination.
Potential Payments upon Termination or Change-in-Control
We do not have any severance or change in control plans other than the employment agreements and the provisions regarding equity vesting described above.
The table below reflects the estimated amount of compensation payable to each of the NEOs in the event of his or her termination of employment under various scenarios, assuming that such termination and, if applicable, change in control occurred as of December 31, 2025. The table does not include certain amounts payable pursuant to plans that do not discriminate in favor of executive officers and that are available generally to all salaried employees, nor does it reflect amounts attributable to incentive awards that were already vested prior to December 31, 2025. The amounts shown are only estimates of the amounts that would be payable to the NEOs upon termination of employment and do not reflect tax positions we may take or the accounting treatment of such payments. Actual amounts to be paid can only be determined at the time of separation.

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EXECUTIVE COMPENSATION

NAME	NONRENEWAL OF EMPLOYMENT AGREEMENT ($)		INVOLUNTARY TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON ($)	DEATH ($)		DISABILITY ($)		CHANGE IN CONTROL ($)
David B. Becker
Severance(1)	1,697,440		1,697,440	–		848,720		2,546,160	(2)
Bonus(4)(5)	-		-	-		-		-
RSUs (accelerated)(6)			358,588	358,588		358,588	358,588	358,588
Health Benefits(7)	19,072		19,072	19,072	19,072			19,072
Nicole S. Lorch
Severance(1)	1,081,500		1,081,500	-		257,500		1,081,500	(3)
Bonus(4)(5)	-		-	-		-		-
RSUs (accelerated)(6)	225,917		225,917	–		–		225,917
Health Benefits(7)	15,602		15,602	15,602		-		23,022
Kenneth J. Lovik
Severance(1)	780,000	749,840	780,000	-		187,460		780,000	(3)
Bonus(4)(5)	-		-	-		-	-	-
RSUs (accelerated)(6)	156,087		156,087	-		-		156,087
Health Benefits(7)	15,370		15,370	15,370		–		23,022
(1)Represents severance payments potentially due under employment agreement. For additional information, see “Employment Agreements” section above.
(2)Represents severance payment payable upon termination of employment for any reason (except for cause), nonrenewal of employment or resignation within 12 months following any change in control.
(3)Represents “double-trigger" severance payment only payable upon termination of employment, nonrenewal of employment agreement or resignation for good reason within 12 months following any change in control.
(4)For additional information regarding the terms of the Annual Bonus Plan, see the disclosure under the heading “EXECUTIVE COMPENSATION – Compensation of Executives for 2025– 2025 Short-Term Incentive Compensation” above.
(5)Represents payment due under applicable employment agreement.
(6)Amounts represent the value of unvested RSUs held by the NEO that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested RSUs that would vest by $20.87, the closing price of our common stock on December 31, 2025, as reported by Nasdaq.
(7)Amount represents the estimated reimbursement cost of premiums for insurance if the executive was enrolled in such coverage at the time of termination.
CEO Pay Ratio
The annual total compensation for our Chief Executive Officer for 2025 was $1,492,001, as reflected in the Summary Compensation Table appearing above. We estimate that the median employee’s annual total compensation was $90,407 for 2025. This comparison results in a CEO Pay Ratio of 16.5:1.
This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K promulgated under the Exchange Act, and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.
To identify the median employee and determine the annual total compensation of our median employee, the methodology and the material assumptions, adjustments, and estimates that we used are described below.
•We determined that, as of December 31, 2025, our employee population consisted of 354 individuals (including full-time and part-time employees, other than the CEO) working at the Company and its consolidated subsidiaries.
•We used a definition that was based on actual 2025 W-2 taxable income compensation data for those who were employed on December 31, 2025 (annualizing the pay for employees who had not been employed by the Company for all of 2025), rather than annual total compensation tabulated in a manner consistent with the Summary Compensation Table. Taxable income was selected because it is inclusive of all forms of cash

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EXECUTIVE COMPENSATION
compensation paid to an employee such as salary, wages, overtime, cash bonuses, and commissions, and we believe it is a better representation of our employees’ pay than annual total compensation.
•We selected an individual at the median of our employee population and then determined that individual’s annual total compensation in accordance with Regulation S-K, Item 402(c)(2) as provided above.
Pay Versus Performance
In accordance with Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationships between Compensation Actually Paid to our NEOs and Company performance. In this section, we refer to “Compensation Actually Paid” and other terms used in the applicable SEC rules. For information concerning the Company’s compensation philosophy and how the Company aligns executive compensation with its financial and operational performance, refer to the Compensation Discussion section of this proxy statement. The following table sets forth additional compensation information of our CEO and our other NEOs (averaged) along with total shareholder return, net income, and nonperforming assets ratio performance results for our fiscal years ending in 2021, 2022, 2023, 2024 and 2025:

					VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON:
YEAR	SUMMARY COMP. TABLE TOTAL FOR CEO (1)(2) ($)	COMP. ACTUALLY PAID TO CEO (1)(2) ($)	AVERAGE SUMMARY COMP. TABLE FOR OTHER NEOS (1)(2) ($)	AVERAGE COMP. ACTUALLY PAID TO OTHER NEOS (1)(2) ($)	TOTAL SHAREHOLDER RETURN (3) ($)	PEER GROUP TOTAL SHAREHOLDER RETURN (3)(4) ($)	NET INCOME ($ IN MILLIONS)	COMPANY-SELECTED MEASURE: NONPERFORMING ASSETS RATIO (5)
2025	1,492,001	674,229	798,986	226,587	76.0	211.4	$(35,168)	1.10%
2024	1,934,751	2,143,326	1,001,935	1,153,665	159.4	143.7	25,276	0.50%
2023	1,727,322	1,414,677	894,137	724,468	106.3	107.3	8,417	0.20%
2022	1,816,153	342,701	668,807	194,445	105.3	98.4	35,441	0.17%
2021	1,920,277	2,900,421	725,604	1,031,657	202.5	118.6	48,114	0.20%
(1)

YEAR	PEO	NEOs
2025	David Becker	Nicole S. Lorch, Kenneth J. Lovik
2024	David Becker	Nicole S. Lorch, Kenneth J. Lovik
2023	David Becker	Nicole S. Lorch, Kenneth J. Lovik
2022	David Becker	Nicole S. Lorch, Kenneth J. Lovik, C. Charles Perfetti
2021	David Becker	Nicole S. Lorch, Kenneth J. Lovik, C. Charles Perfetti

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EXECUTIVE COMPENSATION
(2)We did not report a change in pension value for any of the years reflected in this table; therefore, a deduction from the Summary Compensation Table (“SCT”) total related to pension value is not needed. A reconciliation of Total Compensation from the SCT to Compensation Actually Paid to our CEO and our Other NEOs (as an average) is shown below:

Adjustments	2025
	CEO ($)	Average of Other NEOs ($)
Total Compensation from SCT	1,492,001	798,986
Adjustments for stock and option awards:
(Subtraction): SCT amounts	(628,001)	(315,416)
Addition: Fair value at year-end of awards granted during the covered fiscal year that are outstanding and unvested at year-end	369,127	185,441
(Subtraction) Addition: The difference between fair value from the end of the prior year to the end of this year of awards granted in any prior fiscal year that are outstanding and unvested at year end	(254,696)	(301,010)
Addition: Fair value of awards granted and vesting during such year as of the end of the year	-	-
(Subtraction) Addition: Difference in fair value from the end of the prior year to the vesting date of awards granted in any prior fiscal year for which vesting conditions were satisfied during such year	(28,735)	(12,300)
(Subtraction): Fair value at end of prior year of awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during such year	(275,467)	(129,114)
Addition: Dividends or other earnings paid on stock or option awards in the covered year prior to vesting if not otherwise included in fair value or total compensation for the covered year	–	–
Compensation Actually Paid (as calculated)	674,229	226,587
(3)Total shareholder return is calculated based on a fixed investment of one hundred dollars measured from the market close on December 31, 2020 (the last trading day of 2020) through and including the end of the fiscal year for each year reported in the table.
(4)Our peer group used for the Total Shareholder Return calculations is the S&P U.S. BMI Banks Index, which is the industry index used to show our performance in our Annual Report on Form 10-K.
(5)Our company-selected measure, which is the measure we believe represents the most important financial performance not otherwise presented in the table above that we used to link Compensation Actually Paid to our NEOs for 2025 to our company’s performance, is our ratio of nonperforming assets to total assets, which we refer to as our “nonperforming assets ratio.” This measure is one of the four metrics used to determine annual bonus plan awards for each of the years presented. Further, all PRSUs granted in each of the years require a threshold nonperforming asset ratio in order to vest and settle into shares.
Tabular List of Important Financial Performance Measures
The following table lists the most important financial performance measures that we used to link Compensation Actually Paid to the NEOs for fiscal 2025 to our performance:

Financial Performance Measure
Nonperforming Assets Ratio
Texas Ratio
Return on Average Assets
Net Interest Income
Relationship between Pay and Performance
The charts below present a graphical comparison of Compensation Actually Paid to our CEO and the average Compensation Actually Paid to our other NEOs set forth in the Pay Versus Performance Table above, as compared against the following performance measures: our (1) total shareholder return (TSR), (2) net income, and (3) nonperforming asset ratio. The charts also provide a comparison of our TSR to the peer group TSR for the four-year period.

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EXECUTIVE COMPENSATION
COMPENSATION ACTUALLY PAID (CAP) VERSUS TOTAL SHAREHOLDER RETURN (TSR)
COMPENSATION ACTUALLY PAID (CAP) VERSUS NET INCOME
COMPENSATION ACTUALLY PAID (CAP) VERSUS NONPERFORMING ASSETS RATIO

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DIRECTOR COMPENSATION
The following table sets forth certain information regarding compensation of the persons who served as our non-employee directors during the year ended December 31, 2025.

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS(1)($)	TOTAL ($)
Aasif M. Bade	33,750	56,512	90,262
Justin P. Christian	57,875	56,512	114,387
Ann Colussi Dee	72,125	56,512	128,637
Joseph A. Fenech	62,000	56,512	118,512
John K. Keach, Jr.	48,000	56,512	104,512
Michele "Mel" Raines	45,375	56,512	101,887
Jean L. Wojtowicz	62,000	56,512	118,512
(1)Value of restricted stock awards calculated using the closing price of our common stock on the date of grant, as reported by Nasdaq. All shares were granted May 19, 2025 and are scheduled to vest immediately prior to the 2026 Annual Meeting of Shareholders. Each non-employee director held 2,287 restricted shares as of December 31, 2025.
Board Compensation. We compensate our non-employee directors for their services in the form of an annual retainer paid in equity awards granted under the 2022 Plan, as well as cash payments for Board and committee service and service as a committee chair.
Our directors generally serve from annual meeting to annual meeting. For that service, our non-employee directors are entitled to receive quarterly cash payments of $6,250 and an annual restricted stock award having a grant date fair value of approximately $56,000.
The number of shares of restricted stock awarded to non-employee directors in 2025 was determined by dividing $56,000 by $24.49, which was the closing price of our common stock on May 16, 2025, the last trading date before the May 19, 2025 grant date, and rounding up to the next whole share. The restricted shares are scheduled to vest immediately prior to the 2026 annual meeting of shareholders. Cash dividends are paid on unvested shares of restricted stock.
Committee Chair Annual Fees. In addition to the annual retainers they earn for service on the Board (as disclosed in the "Board Compensation" section above), chairs of each of our Board committees are entitled to additional annual cash fees as follows:
▪Audit Committee Chair: $33,000;
▪Risk Committee Chair: $33,000;
▪Compensation Committee Chair: $19,000; and
▪Nominating and Corporate Governance Committee Chair: $19,000.
Committee Members. We also paid each member of the Audit Committee and Risk Committee, excluding the respective chairs of each committee, an annual cash fee of $15,500 and each member of the Compensation Committee and Nominating and Corporate Governance Committee, excluding the respective chairs of each committee, an annual cash fee of $4,000.
Reimbursement of Meeting Expenses. We reimburse our non-employee directors for their reasonable expenses incurred in attending regular, special and Board committee meetings.
Directors’ Deferred Stock Plan. Until January 1, 2014, the Company had a stock compensation plan for non-employee members of the Board of Directors (“Directors Deferred Stock Plan”). The Company reserved 180,000 shares of common stock that could have been issued pursuant to the Directors Deferred Stock Plan. The plan provided non-employee directors the option to elect to receive up to 100% of their annual retainer in either common stock or deferred stock rights. Deferred stock rights were to be settled in common stock following the end of the deferral period payable on the basis of one share of common stock for each deferred stock right. The Plan was frozen on January 1, 2014 to new grants (other than dividends) or deferrals. The

2026 ANNUAL MEETING	39

DIRECTOR COMPENSATION
following table summarizes the status of deferred stock rights related to the Directors Deferred Stock Plan for the year ended December 31, 2025.

DEFERRED STOCK RIGHTS (#)
Outstanding, beginning of year	28,821
Granted	192
Released	0
Outstanding, end of year	29,013
The only deferred stock rights granted during 2025 were additional rights issued in lieu of cash dividends payable on outstanding deferred stock rights.
Changes to Director Compensation for 2026
No material changes to compensation of non-employee directors were made for 2026.

40	FIRST INTERNET BANCORP

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2025 regarding outstanding grants and shares available for grant under our existing equity compensation plans.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCES UNDER EQUITY COMPENSATION PLANS
Equity compensation plans approved by security holders(1)	173,513	(2)	$–	395,046
Equity compensation plans not approved by security holders(3)	29,013	(4)	–	–
Total	202,526		$–	395,046
(1)Consists of the 2022 Plan.
(2)Represents shares underlying outstanding RSUs that could be earned or remained subject to time-based vesting and settlement. There were no option awards outstanding.
(3)Consists of the Company’s Directors’ Deferred Stock Plan which was frozen after 2013, including dividend adjustments in accordance with the terms of outstanding awards thereunder.
(4)Represents deferred stock rights issued under the Directors’ Deferred Stock Plan that are payable in shares of common stock on a one-for-one basis when the holder ceases to be a director.

2026 ANNUAL MEETING	41

PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
The second proposal to be considered at the annual meeting is an advisory vote to approve the compensation paid to our NEOs as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the compensation tables and the narrative discussion of the compensation tables). This proposal, commonly known as the “say-on-pay” vote, gives our shareholders the opportunity to express their views on our executive compensation. This vote is not intended to address any specific item of compensation but rather the overall compensation paid to our NEOs for the preceding year and the philosophy, policies and practices described in this proxy statement.
Our executive compensation program is designed to attract, motivate and retain highly qualified and effective leaders who drive our success. When designing our program, the Compensation Committee works to foster an environment in which executives are motivated to achieve financial performance goals and individual objectives that will drive the success of our business and, in turn, increase shareholder value on a long-term, sustainable basis. Our compensation program is intended to motivate and retain qualified executive personnel in a way that establishes an appropriate relationship between executive pay and the creation of shareholder value. We believe that our executive compensation program accomplishes this goal.
The Board believes the Company’s executive compensation program appropriately aligns pay with performance and shareholder interests, particularly in a year marked by deliberate strategic actions that positioned the Company for long‑term value creation but resulted in reduced near‑term earnings, as demonstrated by the absence of cash bonuses and forfeiture of performance‑based equity awards for 2025. Accordingly, the Board recommends that shareholders vote FOR Proposal 2 to approve the compensation of our Named Executive Officers.
Based on the foregoing, the following resolution will be voted on at the annual meeting:
RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers for 2025 as disclosed in the Company’s proxy statement for the 2026 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the narrative discussion.
As an advisory vote, this proposal is not binding upon the Company, the Board or the Compensation Committee and will not be construed as overruling a decision by the Company, the Board or the Compensation Committee or creating or implying any additional fiduciary duty for the Company, the Board or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the advisory vote when making future executive compensation decisions.
Shareholders are encouraged to carefully review the “Executive Compensation” section and the executive compensation tables earlier in this proxy statement for a detailed discussion of our executive compensation program.
The Board of Directors recommends a vote “FOR” the advisory proposal to approve the compensation of our Named Executive Officers as disclosed in this proxy statement.

42	FIRST INTERNET BANCORP

AUDIT MATTERS
This section includes information regarding audit-related matters, including the Report of the Audit Committee and fees paid to the independent registered public accounting firm for 2025 and 2024.
Report of the Audit Committee
In accordance with a written charter adopted by the Board, as amended, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company.
In discharging its duties, the committee:
(1)reviewed and discussed the audited financial statements included in the Form 10-K for the fiscal year ended December 31, 2025 with the Company’s management;
(2)discussed with Forvis Mazars, LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the SEC and the Public Company Accounting Oversight Board, including the quality, not just the acceptability of the accounting principles, but also the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements;
(3)received and reviewed the written disclosures and the letter from Forvis Mazars, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Forvis Mazars, LLP’s communications with the committee concerning independence, and the committee discussed with Forvis Mazars, LLP the independence of that firm; and
(4)reviewed and pre-approved the services provided by Forvis Mazars, LLP and considered whether the provision of such services not related to the audit of the financial statements is compatible with maintaining Forvis Mazars, LLP’s independence.
Based upon the reviews and discussions referenced above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC.

Jean L. Wojtowicz Chair	Ann Colussi Dee	Justin P. Christian
Audit and Non-Audit Fees
The following table sets forth aggregate fees paid to Forvis Mazars, LLP for services provided during 2025 and 2024, respectively:

	2025	2024
Audit Fees (1)	$808,725	$648,700
Audit-Related Fees (2)	24,263	22,575
Tax Fees (3)	90,073	88,506
Total	$923,061	$759,781
(1)Consists of fees for professional services rendered for the integrated audits of the Company’s annual consolidated financial statements in connection with statutory/subsidiary financial statement audits, attestation reports required by statute or regulation, and comfort letters and consents related to SEC filings.
(2)Consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported as “Audit Fees” above.
(3)Consists of fees related to tax return preparation and other tax-related services.
Pre-Approval Policy
The Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee also may pre-approve particular services on a case-by-case basis. The Audit Committee will consider whether the provision of the services listed above is compatible with maintaining that firm’s independence.

2026 ANNUAL MEETING	43

PROPOSAL 3: RATIFICATION OF AUDITOR
The Audit Committee has already appointed Forvis Mazars, LLP as our independent registered public accounting firm for 2026. The Board is submitting the appointment of Forvis Mazars, LLP for ratification in order to permit shareholders to express their approval or disapproval. In the event of a negative vote, the Audit Committee may reconsider this appointment. Representatives of Forvis Mazars, LLP are expected to be present at the meeting and will be given an opportunity to respond to questions and make a statement, if they desire.
The Board of Directors recommends a vote “FOR” the ratification of the appointment of Forvis Mazars, LLP as our independent registered public accounting firm for 2026.

44	FIRST INTERNET BANCORP

SHAREHOLDER PROPOSALS FOR 2027 ANNUAL MEETING
Shareholder proposals (other than director nominations) that are submitted for inclusion in our proxy materials relating to our annual meeting of shareholders to be held in 2027 must provide proof of ownership and follow the procedures set forth in SEC Rule 14a-8 and our Bylaws. To be timely, such proposals must be received by us at our principal executive office no later than November 27, 2026.
If a shareholder desires to propose an item of business for consideration at our annual meeting of shareholders without including it in our proxy materials or to nominate for election a director at an annual meeting, then the shareholder must comply with all of the applicable requirements set forth in our Bylaws, including timely written notice of such proposal or nomination delivered to our Secretary at our principal executive office. To be timely under our Bylaws for the 2027 Annual Meeting of Shareholders, we must receive such notice on or after January 11, 2027 but not later than February 10, 2027.
In addition to satisfying the foregoing requirements under our Bylaws, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act not later than March 19, 2027.
A copy of the advance notification requirements of our Bylaws may be obtained upon request to our Secretary at First Internet Bancorp, 8701 E. 116th Street, Fishers, Indiana 46038.
ANNUAL REPORT ON FORM 10-K
Our Annual Report on Form 10-K for the year ended December 31, 2025 (the “Annual Report”), including financial statements audited by Forvis Mazars, LLP, our independent registered public accounting firm, and Forvis Mazars, LLP’s report thereon, is available to our shareholders on the Internet at www.sec.gov. In addition, a copy of the Annual Report will be sent to any shareholder without charge (except for exhibits, if requested, for which a reasonable fee will be charged), upon written request to our Secretary at First Internet Bancorp, 8701 E. 116th Street, Fishers, Indiana 46038.
The Annual Report is also available and may be accessed free of charge through the Shareholders’ Information section of our website at www.firstinternetbancorp.com.
HOUSEHOLDING
Under a procedure approved by the SEC called “householding,” certain shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials may receive only one copy of our annual report and proxy statement, unless one or more of those shareholders provides notice that they would like to continue to receive individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. Householding does not in any way affect the payment of dividends.
If you and other shareholders with whom you share an address currently receive multiple copies of our annual report and/or proxy statement, or if you hold stock in more than one account, and in either case, you would like to receive only a single copy of the annual report or proxy statement for your household, please contact our Secretary at First Internet Bancorp, 8701 E. 116th Street, Fishers, Indiana 46038 or by calling (317) 532-7900.
If you participate in householding and would like to receive a separate copy of our annual report and/or this proxy statement, please contact us in the manner described in the immediately preceding paragraph. The requested documents will be delivered to you promptly upon receipt of your request.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Directors and executive officers are required to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our directors and executive officers, all Section 16(a) filing requirements were met for fiscal 2025.

2026 ANNUAL MEETING	45

OTHER BUSINESS
The Board knows of no other matters that may be presented at the annual meeting. If any other matters should properly come before the annual meeting, the persons named in the enclosed form of proxy will vote in accordance with their business judgment on such matter.

46	FIRST INTERNET BANCORP

FIRST INTERNET BANCORP

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 17, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/INBK2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 17, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V84921-P47549 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FIRST INTERNET BANCORP

The Board of Directors recommends you vote FOR each of the nominees listed in proposal 1, FOR proposals 2 and 3.

	For All	Withhold All	For All Except
1. To elect eight directors to serve until the next Annual Meeting of Shareholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

NOMINEES:

01) Aasif M. Bade
02) David B. Becker
03) Justin P. Christian
04) Ann Colussi Dee
05) Joseph A. Fenech
06) John K. Keach, Jr.
07) Michele "Mel" Raines
08) Jean L. Wojtowicz

NOTE: At their discretion, the proxies are authorized to vote on any other business as may properly come before the meeting or any adjournments thereof.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.firstinternetbancorp.com.

V84922-P47549

FIRST INTERNET BANCORP

FIRST INTERNET BANCORP
Annual Meeting of Shareholders
May 18, 2026 1:00 PM, Eastern Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints David B. Becker and Kenneth J. Lovik, and each of them, as proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote as proxies, as designated on the reverse side of this form, all of the shares of Common Stock of FIRST INTERNET BANCORP that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held virtually at 1:00 PM, Eastern Time on May 18, 2026, at www.virtualshareholdermeeting.com/INBK2026, and any adjournment or postponement thereof upon matters set forth in the proxy statement and, in their judgment and discretion, upon any other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE